Exhibit 2.1
AGREEMENT AND PLAN OF MERGER
DATED AS OF APRIL 18, 2008,
BY AND AMONG
DIRECTV ENTERPRISES, LLC
DTV HSP MERGER SUB, INC.
AND
180 CONNECT INC.

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(continued)

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(continued)

-iii-

(continued)

-iv-

LIST OF SCHEDULES

Schedule 1	—	Permitted Liens
Schedule 2.9(a)	—	Stock Options
Schedule 2.9(c)	—	Warrants
Schedule 2.9(d)	—	Stock Options, Restricted Stock Units and Warrants
Schedule 3.1(b)	—	Subsidiaries
Schedule 3.3(a)	—	Company Stock Issuance Rights
Schedule 3.3(b)	—	Capitalization and Share Ownership of the Company’s Subsidiaries
Schedule 3.4	—	Indebtedness
Schedule 3.5(b)	—	Consents
Schedule 3.6(b)	—	SEC Filings
Schedule 3.6(c)	—	SEC Filings
Schedule 3.6(f)	—	Internal Controls over Financial Reporting
Schedule 3.6(g)	—	Disclosure Controls and Procedures
Schedule 3.7(b)	—	Undisclosed Liabilities
Schedule 3.8	—	Absence of Certain Changes
Schedule 3.10(a)	—	Litigation
Schedule 3.10(b)	—	Matters Originating in the Past Three Years
Schedule 3.11(a)	—	Employment Matters
Schedule 3.11(c)	—	Collective Bargaining Matters
Schedule 3.11(d)	—	Pending Union Organizing Activity
Schedule 3.11(h)	—	Employment Agreements
Schedule 3.12(a)	—	Tax Returns
Schedule 3.12(b)	—	Tax Deficiencies
Schedule 3.12(c)	—	Consolidated Federal Return
Schedule 3.12(f)	—	Section 482 of the Internal Revenue Code
Schedule 3.12(g)	—	Use of Net Operating Losses
Schedule 3.13(b)	—	Leased Real Property
Schedule 3.14(e)	—	Environmental Matters
Schedule 3.15	—	Insurance
Schedule 3.16(a)	—	Owned Intellectual Property
Schedule 3.16(b)	—	Licensed Intellectual Property
Schedule 3.17(a)	—	Benefit Plans
Schedule 3.17(h)	—	Employment Agreements
Schedule 3.17(l)	—	Foreign Benefit Plans
Schedule 3.18	—	Material Contracts
Schedule 3.18(b)	—	Material Contracts
Schedule 4.4(a)	—	Governmental Consents
Schedule 5.1	—	Conduct of Business
Schedule 6.3	—	Government Consents
Schedule 7.1	—	Third Party Consents

-v-

AGREEMENT AND PLAN OF MERGER
          This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is dated as of April 18, 2008, by and among DirecTV Enterprises, LLC, a Delaware limited liability company (the “Purchaser”), DTV HSP Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of the Purchaser (“Merger Sub”) and 180 Connect Inc., a Delaware corporation (the “Company” and, together with the Purchaser and Merger Sub, the “Parties”).
RECITALS
          WHEREAS, the boards of directors of the Purchaser, Merger Sub and the Company each have approved this Agreement and have determined that it is in the best interests of their respective stockholders for Merger Sub to merge with and into the Company, upon the terms and subject to the conditions of this Agreement, with the Company being the Surviving Corporation (as defined herein) and becoming a wholly owned subsidiary of the Purchaser (the “Merger”);
          WHEREAS, immediately prior to the Closing, the holders of the Exchangeable Shares will have exchanged (by way of exercise by 1305699 Alberta ULC of the redemption call right set forth in the articles of the Canadian Subsidiary) their Exchangeable Shares for such number of shares of Company Common Stock (the “Share Exchange”) as is set forth opposite such holder’s name in the Company Disclosure Schedule;
          WHEREAS, after giving effect to the Share Exchange, certain stockholders of the Company will own such number of shares of Company Common Stock as is set forth opposite such stockholder’s name in the Company Disclosure Schedule;
          WHEREAS, concurrently with the execution and delivery of this Agreement and as an inducement to the willingness of the Purchaser and Merger Sub to enter into this Agreement, certain stockholders of the Company will, concurrently with the execution of this Agreement, enter into a Voting Agreement, dated as of the date hereof (the “Voting Agreement”), in substantially the form set forth on Exhibit A hereto; and
          WHEREAS, the Purchaser, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger.
          NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and intending to be legally bound hereby, the Purchaser, Merger Sub and the Company hereby agree as follows:
ARTICLE I
DEFINITIONS
     “Acquisition Proposal” means any offer or proposal (written or oral) for: (i) a merger, consolidation, share exchange, business combination, reorganization, recapitalization or other similar transaction or series of related transactions involving the Company (other than the

Merger); (ii) any sale, lease, exchange, transfer or other disposition (including by way of merger, consolidation or exchange), in a single transaction or a series of related transactions, of the assets of the Company constituting ten percent (10%) or more of the consolidated assets of the Company or accounting for ten percent (10%) or more of the consolidated revenues of the Company (other than the Merger); (iii) any tender offer, exchange offer or other offer for, or acquisition or series of related acquisitions by any Person or group (within the meaning of Regulation 13D under the Securities Act) of beneficial ownership of ten percent (10%) or more of any class of capital stock of the Company or one percent (1%) or more of any class of capital stock of any of the Company’s Subsidiaries; or (iv) the issuance or disposition of ten percent (10%) or more of any class of capital stock of the Company or one percent (1%) or more of any class of capital stock of any of the Company’s Subsidiaries.
     “Action” means any action, complaint, petition, investigation, suit or other proceeding, whether administrative, civil or criminal, in law or in equity, or before any arbitrator or Governmental Authority.
     “Affiliate” means, with respect to any specified Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with, such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by contract or otherwise.
     “Agreement” is defined in the first paragraph of this Agreement.
     “Benefit Plans” means all employee benefit plans (as defined in Section 3(3) of ERISA) and each and every written, unwritten, formal or informal plan, agreement, program, policy or other arrangement involving direct or indirect compensation (other than workers’ compensation, unemployment compensation and other government programs), employment, severance, consulting, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits, deferred compensation, profit-sharing, bonuses, stock options, stock appreciation rights, other forms of incentive compensation, post-retirement insurance benefits, or other employee benefits, in each case, that covers or provides benefits to any Employee or Independent Contractor and that is entered into, maintained or contributed to by the Company or any of its Subsidiaries or with respect to which the Company or any of its Subsidiaries has or may in the future have any liability (contingent or otherwise).
     “Business Day” means any day other than a Saturday or Sunday or a day on which national banking institutions in the City of New York, New York are authorized or obligated by law or executive order to be closed.
     “Canadian Subsidiary” means 180 Connect Exchangeco Inc., a corporation organized under the laws of Canada and an indirect, wholly-owned Subsidiary of the Company.
     “Certificate of Merger” is defined in Section 2.2.

     “Change in the Company Recommendation” is defined in Section 5.5(e).
     “Closing” is defined in Section 2.10.
     “Closing Date” is defined in Section 2.10.
     “Code” means the Internal Revenue Code of 1986, as amended, and as the context requires, the Treasury regulations promulgated thereunder.
     “Company” is defined in the first paragraph of this Agreement.
     “Company Board Recommendation” is defined in Section 3.20.
     “Company Certificate” is defined in Section 2.6(c).
     “Company Common Stock” means the common stock, par value $0.0001 per share, of the Company.
     “Company Disclosure Schedule” is defined in Article III.
     “Company Intellectual Property” means all Owned Intellectual Property and Third Party Intellectual Property.
     “Company Option Plans” means the Company’s 2007 Long-Term Incentive Plan and the Amended and Restated Equity Plan for Non-Employee Directors.
     “Company Preferred Stock” means the preferred stock, par value $0.0001 per share, of the Company.
     “Company RSU” is defined in Section 2.9(b).
     “Company SEC Reports” is defined in Section 3.6(a).
     “Company Stockholders’ Approval” means the approval of the Merger and this Agreement by the holders of a majority of the outstanding shares of the Company Common Stock entitled to vote thereon.
     “Company Stockholders’ Meeting” is defined in Section 5.4(a).
     “Company Stock Issuance Rights” is defined in Section 3.3(a).
     “Company Stock Option” is defined in Section 2.9(a).
     “Company Warrant” is defined in Section 2.9(c).
     “Confidentiality Agreement” means the Confidentiality Agreement, dated March 3, 2008, between the Company and the Purchaser.
     “DGCL” means the Delaware General Corporation Law.

     “Dissenting Shares” is defined in Section 2.7.
     “D&O Insurance” is defined in Section 5.9(b).
     “Effective Date” is defined in Section 2.2.
     “Effective Time” is defined in Section 2.2.
     “Employee” means any present or former director, officer or employee of the Company or its Subsidiaries.
     “End Date” is defined in Section 9.1(b).
     “Environmental Claim” means any notice, claim, demand, action, suit, complaint, proceeding, request for information or other communication by any Governmental Authority or any Person (other than the Company or a Subsidiary of the Company) against the Company or a Subsidiary of the Company, in either case alleging noncompliance with, or liability or potential liability under, Environmental Laws (including liability or potential liability or investigatory costs, cleanup costs, governmental response costs, natural resource damages, property damage, personal injury, fines or penalties), including those arising out of, based on or resulting from the presence, discharge, emission, release or threatened release of any Hazardous Materials at any location currently or previously owned, leased or operated by the Company or any of its Subsidiaries.
     “Environmental Laws” means any and all applicable foreign, federal, state and local statutes, rules, regulations, ordinances, orders, decrees and other laws relating to contamination, pollution or protection of the environment, including laws relating to the use, treatment, storage, release, disposal or transportation of Hazardous Materials.
     “Environmental Permits” means all permits, licenses, registrations and other governmental authorizations required under Environmental Laws for the Company and its Subsidiaries to conduct their operations and businesses.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and, as the context requires, any rules or regulations promulgated thereunder.
     “ERISA Affiliate” means any trade or business (whether or not incorporated) (i) under common control within the meaning of Section 4001(b)(1) of ERISA with the Company, or (ii) which together with the Company is treated as a single employer within the meaning of Section 4114(b), (c), (m) or (o) of the Code.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended, together with the rules and regulations of the SEC promulgated thereunder.
     “Exchange Agent” is defined in Section 2.8(a).
     “Exchange Fund” is defined in Section 2.8(b).

     “Exchangeable Share Certificate” means a certificate representing an Exchangeable Share.
     “Exchangeable Share Provisions” means the rights, privileges, restrictions and conditions of the Exchangeable Shares as set forth in the articles of the Canadian Subsidiary.
     “Exchangeable Shares” means the non-voting exchangeable shares of the Canadian Subsidiary.
     “Excluded Shares” is defined in Section 2.6(a).
     “Fixed Assets” is defined in Section 3.23.
     “Foreign Benefit Plan” is defined in Section 3.17(l).
     “GAAP” means generally accepted accounting principles as in effect from time to time in the United States as set forth on the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and the statements and pronouncements of the Financial Accounting Standards Board.
     “Governmental Authority” means any foreign, federal, state or local government or any agency, authority, subdivision or instrumentality of any of the foregoing, including any court, tribunal, department, bureau, commission or board, or any quasi-governmental, arbitrator or private body exercising any regulatory, taxing, inspecting or other governmental authority.
     “Hazardous Materials” means any element, compound, substance or other material (including any pollutant, contaminant, hazardous waste, hazardous substance, chemical substance or product) that is listed, classified or regulated pursuant to any Environmental Law, including any petroleum product, by-product or additive, asbestos, presumed asbestos-containing material, asbestos-containing material, medical waste, biological waste, chlorofluorocarbon, hydrochlorofluorocarbon, lead-containing paint or plumbing, polychlorinated biphenyls (PCBs), radioactive material, infectious materials, potentially infectious materials or disinfecting agents.
     “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended from time to time, and the rules and regulations promulgated thereunder.
     “Indebtedness” means (i) indebtedness for borrowed money, including indebtedness evidenced by a note, bond, debenture or similar instrument, and any guarantees or keep-well obligations or other contingent obligations in respect thereof, (ii) obligations to pay rent or other amounts under any lease of real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet under GAAP, (iii) obligations in respect of outstanding letters of credit, acceptances and similar obligations created for the account of such Person, (iv) all obligations or extensions of credit whether secured or unsecured, absolute or contingent, (v) unmatured reimbursement obligations with respect to letters of credit or guarantees issued for the account of or on behalf of the Company or any of its Subsidiaries, (vi) all obligations representing the deferred purchase price of property, (vii) all obligations secured by any mortgage, pledge, security interest or other lien on property owned or acquired by the Company or any of its Subsidiaries, whether or not the obligations secured thereby shall have been assumed, (viii) all obligations under synthetic leases, and (ix) all guarantees with respect to indebtedness of others. Notwithstanding the foregoing, Indebtedness shall not be deemed to include operating leases for office equipment and similar assets.
     “Indemnified Parties” is defined in Section 5.9(a).
     “Independent Contractor” means any present or former independent contractor or consultant retained to perform services for the Company or its Subsidiaries.
     “Intellectual Property” means all (i) Inventions, (ii) Trademarks, (iii) ownership rights to any copyrightable works, including registrations and applications for registration thereof, (iv) Software and (v) confidential and proprietary information, including trade secrets, know-how, technology, processes, products and methods, whether or not reduced to practice.
     “Inventions” means patents, patent applications, statutory invention registrations, inventions or discoveries made, developed, conceived or reduced to practice prior to the Effective Time, including any provisional, utility, continuation, continuation-in-part or divisional applications filed in the United States or other jurisdiction prior to the Effective Time, and all reissues thereof and all reexamination certificates issuing therefrom.
     “IRS” means the Internal Revenue Service.
     “Knowledge” means the actual knowledge of any of the executive officers of the Company, after a reasonable investigation by such individuals.
     “Leased Real Property” is defined in Section 3.13(b).
     “Legal Prohibition” is defined in Section 9.1(b)(ii).
     “Legal Requirement” means any statute, ordinance, code, constitution, law, rule, regulation, order or other requirement, standard or procedure enacted, adopted or applied by any Governmental Authority (including judicial or arbitral decisions applying common law or interpreting any other Legal Requirement) applicable to a Person, its business or its operations.
     “Licenses” is defined in Section 3.9.
     “Liens” means any, with respect to any property or asset, a mortgage, easement, covenant, lien, pledge (including any negative pledge), security interest or other encumbrance of any nature whatsoever in respect of such property or asset.

     “Material Adverse Effect” means any changes, effects or circumstances, taken as a whole, that:
     (i) are, or would reasonably be expected to be, materially adverse to the assets, liabilities, business, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole;
     (ii) materially impair, or would reasonably be expected to materially impair, the Purchaser’s right to direct the operation of the businesses of the Company and its Subsidiaries; or
     (iii) materially impair, or would reasonably be expected to materially impair, the validity or enforceability of this Agreement against the Company or materially adversely affect or delay the Company’s ability to consummate the Merger and other transactions contemplated hereby or perform its obligations under this Agreement;
provided, however, that the term “Material Adverse Effect” shall not include any change, effect or circumstance arising from:
(A)	conditions generally affecting the cable and satellite installation, home security and home networking industries in which the Company and its Subsidiaries operate so long as the Company and its Subsidiaries, taken as a whole, are not disproportionately affected;

(B)	conditions generally affecting the general economy as a whole so long as the Company and its Subsidiaries, taken as a whole, are not disproportionately affected;

(C)	any change in GAAP or any change of a Legal Requirement;

(D)	the announcement of the execution of this Agreement or the prospective consummation of the transactions contemplated by this Agreement, provided the party claiming this exemption shall bear the burden of demonstrating the cause of such change, effect or circumstance;

(E)	any action taken or failed to be taken by Purchaser or any of its Affiliates; or

(F)	any acts of terrorism or war or any weather-related event, fire or natural disaster or any escalation thereto.
“Material Contracts” is defined in Section 3.18(a).
     “Material Lease” means the leases and subleases for real property set forth on Schedule 3.13(b).
     “Maximum Premium Amount” is defined in Section 5.9(b).
     “Merger” is defined in the Recitals to this Agreement.
     “Merger Consideration” is defined in Section 2.6(b).

     “Merger Sub” is defined in the first paragraph of this Agreement.
     “No-Shop Period Start Date” is defined in Section 5.5(a).
     “Notice of Superior Proposal” is defined in Section 5.5(e).
     “Option Consideration” is defined in Section 2.9(a).
     “Owned Intellectual Property” means all Intellectual Property owned by the Company and/or its Subsidiaries.
     “Parties” is defined in the first paragraph of this Agreement.
     “Permitted Liens” means (i) zoning, entitlement or land use regulations, (ii) easements, rights-of-way or other restrictions on the use of the Real Property (provided that such liens and restrictions were incurred either prior to the time the Company or any of its Subsidiaries acquired an interest in the Real Property or thereafter in the ordinary course of business consistent with past practice and do not, individually or in the aggregate, materially interfere with the use of such Real Property or the Company’s or its Subsidiaries’ operation of their respective business as currently operated), (iii) liens imposed by Legal Requirement, including carriers’, warehousemen’s, landlords’ and mechanics’ liens, in each case incurred in the ordinary course of business consistent with past practice for sums not yet due or being contested in good faith by appropriate proceedings, (iv) liens for Taxes, assessments or other governmental charges not yet subject to penalties for non-payment or which are being contested in good faith by appropriate proceedings (provided appropriate reserves required pursuant to GAAP have been made in respect thereof in the financial statements included with the latest Company SEC Reports), (v) liens in favor of issuers of surety or performance bonds or letters of credit or bankers’ acceptances issued pursuant to the request of and for the account of the Company or any of its Subsidiaries in the ordinary course of its business, (vi) landlord’s liens with respect to tenant’s personal property, fixtures or leasehold improvements at the leased premises arising under leases with respect to Leased Real Property, state statute or principles of common law, and (vii) the liens set forth on Schedule 1.
     “Person” means a natural person, corporation, partnership, limited partnership, limited liability company, trust or unincorporated organization or similar entity, or a Governmental Authority.
     “Proxy Statement” means the proxy statement to be distributed to the stockholders of the Company in connection with the Merger and the related transactions contemplated by this Agreement, including any preliminary proxy statement, definitive proxy statement or supplement or amendment thereto, in each case filed with the SEC in accordance with the terms and provisions of this Agreement.
     “Purchaser” is defined in the first paragraph of this Agreement.
     “Purchaser Disclosure Schedule” is defined in Article IV.

     “Purchaser Expenses” is defined in Section 9.3(b).
     “Real Property” is defined in Section 3.13(c).
     “Representatives” is defined in Section 5.5(a).
     “Restraint” is defined in Section 7.6.
     “RSU Consideration” is defined in Section 2.9(b).
     “SEC” means the United States Securities and Exchange Commission.
     “Securities Act” means the Securities Act of 1933, as amended, together with the rules and regulations of the SEC promulgated thereunder.
     “Software” means computer and electronic data processing software and programs in any form, including source code, object code, encryption keys and other security features, all versions, conversions, updates, patches, corrections, enhancements and modifications thereof and all related documentation, and all formulae and algorithms, used in the ownership, marketing, development, maintenance, support and delivery of such software thereto.
     “SOX” means the Sarbanes-Oxley Act of 2002.
     “Subsidiary” means with respect to any Person, another Person (i) of which greater than fifty percent (50%) of the capital stock, voting securities, other ownership or equity interests having voting power under ordinary circumstances to elect directors or similar members of the governing body of such corporation or other entity (or, if there are no such voting interests, greater than fifty percent (50%) of the equity interests) are owned or controlled, directly or indirectly, by such first Person or (ii) of which such first Person is a general partner or similar controlling member.
     “Superior Proposal” is defined in Section 5.5(b).
     “Surviving Corporation” is defined in Section 2.1.
     “Tax” or “Taxes” means any (i) federal, state, local or foreign income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, personal holding company, accumulated earnings, sales, use, transfer, real property gains, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, real property, personal property, capital stock, social security, unemployment, disability, payroll, license, employee or other withholding, or other tax, of any kind whatsoever, (ii) interest, penalties, fines, or additions to tax or additional amounts with respect to any item described in clause (i) or this clause (ii), and (iii) liability in respect of any items described in clauses (i) or (ii) payable as a successor, by reason of contract, assumption, transferee liability, operation of law, Treasury Regulation section 1.1502-6(a) (or any predecessor or successor thereof or any analogous or similar provision under law) or otherwise.

     “Tax Return” means any return, report, information return or other document (including any related or supporting information, any schedule or attachment thereto, and any amendment thereof) filed or required to be filed with any federal, foreign, state or local taxing authority in connection with the determination, assessment, collection, administration or imposition of any Taxes.
     “Termination Date” is defined in Section 9.1.
     “Termination Fee” is defined in Section 9.3(b).
     “Third Party” is defined in Section 5.5(b).
     “Third Party Intellectual Property” means all Intellectual Property, other than Owned Intellectual Property, that is licensed by the Company and/or a Subsidiary of the Company, but excluding Software that is “shrink-wrap” and similar commercial mass-market Software that is readily available through regular commercial distribution channels and pursuant to which a third party grants nonexclusive end-user license rights to the Company or any of its Subsidiaries for non-customized Software.
     “Third Party Intellectual Property Agreement” means any license, sublicense, or other agreement pursuant to which the Company or any of its Subsidiaries is granted, obtains or holds any rights to practice or use any Third Party Intellectual Property.
     “Trademarks” means names and marks, including product names and marks previously acquired by the Company or any of its Subsidiaries, brands and slogans, registered and unregistered trademarks, service marks, domain name registrations, trade dress, logos, and other source identifiers, including registrations and applications for registration thereof and all goodwill associated therewith.
     “WARN” means the Workers Adjustment and Retraining Notification Act.
     “Warrant Consideration” is defined in Section 2.9(c).
ARTICLE II
THE MERGER
          Section 2.1 The Merger
          Upon the terms and subject to the conditions of this Agreement, Merger Sub shall be merged with and into the Company in accordance with the DGCL, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”). Upon the consummation of the Merger on the terms and conditions of this Agreement, the Surviving Corporation shall succeed to all the rights, assets, liabilities and obligations of the Company and Merger Sub in accordance with the provisions of the DGCL.

          Section 2.2 Consummation of Merger
          At the Closing, the Parties shall cause the Merger to be consummated by duly filing with the Secretary of State of Delaware a properly executed certificate of merger in accordance with the provisions of the DGCL. Such certificate of merger shall be referred to herein as the “Certificate of Merger.” In accordance with the DGCL and the terms of the Certificate of Merger, the Merger shall be effective at the time and date which is the date and time of the filing of the Certificate of Merger with the Secretary of State of Delaware or such other time and date as the Purchaser and the Company may agree and as shall be specified in the Certificate of Merger (such time and date being hereinafter referred to respectively as the “Effective Time” and the “Effective Date”).
          Section 2.3 Effect of Merger
          The Merger shall have the effects set forth in this Article II and in Section 259 of the DGCL.
          Section 2.4 Certificate of Incorporation and Bylaws
          The certificate of incorporation of the Company shall be the certificate of incorporation of the Surviving Corporation at the Effective Time and until amended in accordance with its terms and as provided by law. The bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation from and after the Effective Time unless and until amended in accordance with their terms and the terms of the certificate of incorporation of the Surviving Corporation and as provided by law.
          Section 2.5 Directors and Officers
          From and after the Effective Time, the directors and officers of the Surviving Corporation shall be the directors and officers of Merger Sub immediately prior to the Effective Time. Such persons shall serve as directors or hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified.
          Section 2.6 Effect on the Shares
          As of the Effective Time, by virtue of the Merger and without any action on the part of the Purchaser, Merger Sub, the Company or the holder of any shares of Company Common Stock or any shares of common stock of Merger Sub:
          (a) Cancellation and Conversion of Certain Stock. Each share of Company Common Stock that immediately prior to the Effective Time is held by the Company, as treasury stock or otherwise, or by the Purchaser or any of its wholly owned Subsidiaries (collectively, the “Excluded Shares”) shall automatically be canceled and retired and shall cease to exist and no cash or other consideration shall be delivered in exchange therefor.

          (b) Conversion of Common Stock. Subject to Section 2.7, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares and Excluded Shares) shall be converted into the right to receive $1.80 in cash payable to the holder thereof, without interest (the “Merger Consideration”), less any required withholding taxes.
          (c) Cancellation and Retirement of the Company Common Stock. As of the Effective Time, all issued and outstanding shares of Company Common Stock (other than Dissenting Shares, which shall be treated in accordance with Section 2.7, and Excluded Shares, which shall be canceled in accordance with Section 2.6(a)) shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate (each a “Company Certificate”) previously representing any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive, upon surrender of such Company Certificate in accordance with Section 2.8, the Merger Consideration into which the shares of Company Common Stock represented by such Company Certificate have been converted pursuant to this Section 2.6.
          (d) Conversion of Stock of Merger Sub. Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one (1) share of common stock of the Surviving Corporation and shall constitute the only issued and outstanding capital stock of the Surviving Corporation following the Effective Time.
          Section 2.7 Dissenting Shares
          Notwithstanding any provision of this Agreement to the contrary, shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and that are held by stockholders who have not voted in favor of the adoption of this Agreement and approval of the Merger or consented thereto in writing and who have properly exercised their right to dissent from the Merger in accordance with, and shall have complied with all other applicable requirements of, Section 262 of the DGCL (the “Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration at or after the Effective Time, but instead shall become the right to receive such consideration as may be determined to be due to the holder of such Dissenting Shares pursuant to the DGCL, less any required withholding taxes; provided, however, that any Dissenting Shares held by a holder who shall have failed to perfect or shall have effectively withdrawn or lost its right to appraisal and payment under Section 262 of the DGCL shall thereupon be deemed to have been converted into the right to receive the Merger Consideration, without interest thereon and less any required withholding taxes, and shall no longer be considered Dissenting Shares. Any holder of Dissenting Shares who becomes entitled to payment for such holder’s Company Common Stock pursuant to Section 262 of the DGCL shall receive payment therefor only from the Surviving Corporation. The Company shall give the Purchaser prompt notice of any demands received by the Company for appraisal of shares, and the Purchaser shall have the right to participate in all negotiations and proceedings with respect to such demands. Except with the prior written consent of the Purchaser or as may otherwise be required by applicable law, the Company shall not make any payment with respect to, or settle or offer to settle, any such demands.

          Section 2.8 Exchange of Certificates
          (a) Exchange Agent. Prior to the Closing Date, the Purchaser shall appoint a bank or trust company (reasonably acceptable to the Company) to act as exchange agent (the “Exchange Agent”) for the payment of the Merger Consideration.
          (b) Exchange Fund. At the Effective Time, the Purchaser will make available to the Exchange Agent cash in an amount and at times necessary to pay the Merger Consideration (the “Exchange Fund”) due upon the surrender of the Company Certificates. If at any time after the Effective Time, the Exchange Fund is insufficient to pay the Merger Consideration, then Purchaser shall immediately deposit cash in an amount equal to such deficiency. The Exchange Fund shall not be used for any purpose other than the payment of the Merger Consideration and stockholders of the Company shall not be entitled to receive interest on any funds in the Exchange Fund.
          (c) Exchange Procedures. As soon as reasonably practicable after the Effective Time, the Purchaser and the Surviving Corporation will cause the Exchange Agent to send to each holder of record of the Company Certificates whose shares were converted pursuant to Section 2.6 into the right to receive the Merger Consideration (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Company Certificates shall pass, only upon delivery of the Company Certificates to the Exchange Agent and shall be in such form and have such other provisions as the Purchaser and the Surviving Corporation and the Exchange Agent shall reasonably specify) and (ii) instructions for use in effecting the surrender of the Company Certificates in exchange for the Merger Consideration. Upon surrender of a Company Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Company Certificate shall be entitled to receive in exchange a check in the amount (after giving effect to any required tax withholding) of the Merger Consideration that the holder is entitled to receive under Section 2.6, and the Company Certificate so surrendered shall immediately be canceled. No interest will be paid or accrued with respect to any Merger Consideration deliverable upon due surrender of the Company Certificates. In the event of a transfer of ownership of the Company Common Stock that is not registered in the transfer records of the Company, payment may be made to a transferee if, and only if, the Company Certificate representing such Company Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.8, each Company Certificate (other than the Company Certificates representing Dissenting Shares) shall be deemed at any time after the Effective Time for all purposes to represent only the right to receive upon such surrender the Merger Consideration which the holder thereof has the right to receive in respect of such Company Certificate pursuant to this Article II. In the case of the Company Certificates representing Dissenting Shares, each Company Certificate representing Dissenting Shares shall be deemed at any time after the Effective Time for all purposes to represent only the right to receive the fair value of such Dissenting Shares pursuant to the DGCL.

          (d) No Further Ownership Rights in the Company Common Stock. The payment of the Merger Consideration upon the surrender for exchange of shares of Company Common Stock in accordance with the terms hereof shall be deemed to have been issued and made in full satisfaction of all rights pertaining to such shares of the Company Common Stock, and following the Effective Time, there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of the Company Common Stock that were outstanding immediately prior to the Effective Time and the stock transfer books shall be closed at the Effective Time. If, after the Effective Time, the Company Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Section 2.8, subject to applicable law in the case of the Company Certificates representing Dissenting Shares. From and after the Effective Time, holders of the Company Certificates shall cease to have any rights as stockholders of the Company, except as provided by law.
          (e) Lost, Stolen or Destroyed Certificates. If any Company Certificates shall have been lost, stolen or destroyed, then payment shall be made in accordance with this Section 2.8 in exchange for such lost, stolen or destroyed the Company Certificates, upon the delivery to the Exchange Agent of an affidavit of that fact by the Person claiming such Company Certificate to be lost, stolen or destroyed and an indemnity in form reasonably satisfactory to the Purchaser (and, if required by the Purchaser, the posting by such Person of a bond, in such reasonable amount as the Purchaser may direct, as an indemnity) against any claim that may be made against the Exchange Agent or the Purchaser or otherwise with respect to such Company Certificate.
          (f) Termination of Exchange Fund. Any portion of the Exchange Fund made available to the Exchange Agent pursuant to this Section 2.8 that remains undistributed to holders of the Company Certificates for six (6) months after the Effective Time shall be delivered by the Exchange Agent to the Purchaser, upon demand, and any holders of the Company Certificates who have not theretofore complied with this Section 2.8 shall thereafter only look to the Purchaser for payment of the Merger Consideration.
          (g) No Liability. Neither the Purchaser, the Company, the Surviving Corporation nor the Exchange Agent shall be liable to any Person for any stock or cash held by the Purchaser, the Surviving Corporation or the Exchange Agent for payment pursuant to this Section 2.8 properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.
          (h) Investment of Exchange Fund. The Exchange Agent shall invest the Exchange Fund as directed by the Purchaser; provided that such investment shall be in (i) securities issued or directly and fully guaranteed or insured by the Unites States of America government or any agency or instrumentality thereof, (ii) commercial paper obligations rated A-1 or P-1 or better by Moody’s Investor Services, Inc. or Standard & Poor’s Corporation, respectively, or (iii) certificates of deposit and bankers’ acceptances and overnight bank deposits with any commercial bank, depository institution or trust company incorporated or doing business under the laws of the United States of America, any state thereof or the District of Columbia. Any interest and other income resulting from such investments shall be paid to the Purchaser.

          (i) Withholding Rights. The Purchaser, the Surviving Corporation and the Exchange Agent (and any other Person that has any withholding obligation with respect to any payment made to any Person pursuant to this Agreement) shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Code or under any provision of any state, local or foreign tax law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to such Person in respect of which such deduction or withholding was made.
          Section 2.9 Stock Options; Restricted Stock Units; Warrants
          (a) Prior to the Effective Time, the Company shall take all actions necessary and appropriate to provide that, as of the Effective Time, each then outstanding option or share appreciation right to purchase shares of Company Common Stock (a “Company Stock Option”) granted under the Company Option Plan or as set forth on Schedule 2.9(a), and whether or not exercisable and vested at the Effective Time, shall be canceled and, in exchange therefor, each former holder of any such cancelled Company Stock Option shall be entitled to receive, in consideration of such cancellation, an amount in cash equal to the Option Consideration (net of any applicable withholding taxes). For purposes of this Agreement, the term “Option Consideration” with respect to a Company Stock Option means an amount equal to the product of (x) the total number of shares of Company Common Stock subject to such Company Stock Option immediately prior to its cancellation (assuming full exercisability) and (y) the excess, if any, of (i) $1.80 over (ii) the exercise price per share of Company Common Stock subject to such Company Stock Option; provided, however, that any Company Stock Option that has an exercise price per share of the Company’s Common Stock, that is equal to or greater than the Merger Consideration per share shall not receive any payment in respect thereof. At or as soon as practicable following the Effective Time, the Purchaser shall provide each holder of Company Stock Options that are cancelled pursuant to this Section 2.9(a) with a payment as described in this Section 2.9(a), and any such cancelled Company Stock Options shall no longer be exercisable by the former holder thereof, but shall only entitle such holder to the payment described in this Section 2.9(a). By virtue of the foregoing treatment of the Company Stock Options, the Parties agree that no Person shall have any right under or with respect to any Company Stock Option after the Effective Time other than the right to receive the applicable payment (if any) due pursuant to this Section 2.9(a).
          (b) Prior to the Effective Time, the Company shall take all actions necessary and appropriate to provide that, as of the Effective Time, each restricted stock unit award (a “Company RSU”) granted under the Company Option Plan, whether or not vested at the Effective Time, shall be cancelled and, in exchange therefor, each former holder of any such cancelled Company RSU shall be entitled to receive, in consideration of such cancellation, an amount in cash equal to the RSU Consideration (net of any applicable withholding taxes); it being understood that such actions of the Company shall include, without limitation, obtaining any consents necessary from each holder of a Company RSU immediately prior to the Effective Time to cancel such Company RSU as provided in this Section 2.9(b). For purposes of this Agreement, the term “RSU Consideration” with respect to a Company RSU means an amount equal to the product of (x) the total number of shares of Company Common Stock subject to such Company RSU immediately prior to its cancellation (assuming full vesting) and (y) $1.80. At or as soon as practicable following the Effective Time, the Purchaser shall provide each holder of Company RSUs that are cancelled pursuant to this Section 2.9(b) with a payment as described in this Section 2.9(b), and any such cancelled Company RSU shall no longer be exercisable by the former holder thereof, but shall only entitle such holder to the payment described in this Section 2.9(b). By virtue of the foregoing treatment of the Company RSUs, the Parties agree that no Person shall have any right under or with respect to any Company RSU after the Effective Time other than the right to receive the applicable payment (if any) due pursuant to this Section 2.9(b).
          (c) Except as set forth on Schedule 2.9(c), prior to the Effective Time, the Company shall take all actions necessary and appropriate to provide that, as of the Effective Time, each then outstanding warrant to purchase shares of Company Common Stock (a “Company Warrant”), whether or not exercisable and vested at the Effective Time, shall be canceled and, in exchange therefor, each former holder of any such cancelled Company Warrant shall be entitled to receive, in consideration of such cancellation, an amount in cash equal to the Warrant Consideration (net of any applicable withholding taxes); it being understood that, except as set forth on Schedule 2.9(c), such actions of the Company shall include, without limitation, obtaining any consents necessary from each holder of a Company Warrant immediately prior to the Effective Time to cancel such Company Warrant as provided in this Section 2.9(c). For purposes of this Agreement, the term “Warrant Consideration” with respect to a Company Warrant means an amount equal to the product of (x) the total number of shares of Company Common Stock subject to such Company Warrant immediately prior to its cancellation and (y) the excess, if any, of (i) $1.80 over (ii) the exercise price per share of Company Common Stock subject to such Company Warrant. As soon as practicable following the Effective Time, the Purchaser shall provide each holder of Company Warrants that are cancelled pursuant to this Section 2.9(c) with a payment as described in this Section 2.9(c), and any such cancelled Company Warrants shall no longer be exercisable by the former holder thereof, but shall only entitle such holder to the payment described in this Section 2.9(c). By virtue of the foregoing treatment of the Company Warrants, the Parties agree that no Person shall have any right under or with respect to any Company Warrant after the Effective Time other than the right to receive the applicable payment (if any) due pursuant to this Section 2.9(c).
          (d) Except as set forth in Schedule 2.9(d), the Company shall take all necessary actions with respect to the Company Stock Options, the Company RSUs and the Company Warrants to terminate such Company Stock Options, Company RSUs and Company Warrants as of the Effective Time and to implement the foregoing provisions of this Section 2.9. The Board of Directors of the Company, or, if appropriate, any committee of the Board of Directors administering the Company Option Plan, shall adopt such resolutions or take such actions as are necessary to implement the foregoing provisions of this Section 2.9 and carry out the terms of this Agreement. As of the Effective Time, the Company Option Plan shall be terminated and no further awards or grants shall be made thereunder.

          Section 2.10 Closing
          Unless the transactions herein contemplated have been abandoned and this Agreement terminated pursuant to Section 9.1, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of O’Melveny & Myers LLP, 400 S. Hope St., Los Angeles, CA 90071, on the second (2nd) Business Day after all of the closing conditions set forth on Articles VI, VII and VIII have been satisfied or waived (except for those conditions that, by the express terms thereof, are not capable of being satisfied until the Effective Time, but subject to the satisfaction or waiver of those conditions) (in any event, the “Closing Date”), unless otherwise provided by the mutual agreement, in writing, of the Company, the Purchaser and Merger Sub.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
          The Company hereby represents and warrants to the Purchaser and Merger Sub that, except as set forth on the Company Disclosure Schedule delivered by the Company to the Purchaser prior to the execution and delivery of this Agreement, which Company Disclosure Schedule identifies exceptions only by the specific section or subsection of this Agreement to which each entry relates, which exceptions shall also apply to any other section or subsection of this Agreement to the extent that it is reasonably apparent that such exceptions are applicable to any other such section or subsection (the “Company Disclosure Schedule”):
          Section 3.1 Organization and Qualification
          (a) The Company is a corporation duly formed, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate powers to own, lease and operate its properties and to carry on its business as currently conducted. The Company is duly qualified or licensed to do business as a foreign corporation or other foreign legal entity and is in good standing in each jurisdiction where such qualification is necessary (except, in the case of good standing, for entities organized under the laws of any jurisdiction that does not recognize such concept), with such exceptions as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Complete and correct copies of the certificate of incorporation and bylaws (or equivalent organizational documents), all as amended to date, of the Company and each of its Subsidiaries have been delivered or made available to the Purchaser and no other organizational documents are applicable to or binding upon the Company or any of its Subsidiaries. Such certificates of incorporation and bylaws (or equivalent organizational documents) are in full force and effect as of the date hereof and neither the Company nor any of its Subsidiaries is in violation of any of their respective provisions.
          (b) Schedule 3.1(b) of the Company Disclosure Schedule sets forth all Subsidiaries of the Company, including, for each Subsidiary, (i) such Subsidiary’s jurisdiction of incorporation, (ii) all other jurisdictions in which such Subsidiary is authorized to do business, and (iii) a complete and accurate list of such Subsidiary’s current directors and officers. Each Subsidiary of the Company has been duly formed and is validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, and has all requisite corporate powers to own, lease and operate its properties and to carry on its business as currently conducted. Each Subsidiary of the Company is duly qualified or licensed to do business as a foreign corporation or other foreign legal entity and is in good standing in each jurisdiction where such qualification is necessary (except, in the case of good standing, for entities organized under the laws of any jurisdiction that does not recognize such concept), with such exceptions as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Except as set forth on Schedule 3.1(b) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries owns, directly or indirectly, any capital stock or other equity securities or equity interest of any Person, and neither the Company nor any of its Subsidiaries is subject to any obligation or requirement to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any other Person.
          Section 3.2 Authorization
          The Company has all requisite corporate power and corporate authority to execute and deliver this Agreement, to perform its obligations under this Agreement and, subject to obtaining the Company Stockholders’ Approval with respect to the Merger, to consummate the transactions contemplated thereby. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby have been duly authorized by the Company, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions so contemplated (other than, with respect to the Merger, obtaining the Company Stockholders’ Approval). This Agreement constitutes the legally valid and binding agreement of the Company (assuming due authorization, execution and delivery of this Agreement by the Purchaser and Merger Sub), enforceable against the Company in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar laws affecting generally the enforcement of creditors’ rights and remedies and general principles of equity, including any limitations on the availability of the remedy of specific performance or injunctive relief regardless of whether specific performance or injunctive relief is sought in a proceeding at law or in equity.
          Section 3.3 Capitalization and Share Ownership
          (a) As of the date of this Agreement, the authorized capital stock of the Company consists of (i) 100,000,000 shares of Company Common Stock and (ii) 1,000,000 shares of Company Preferred Stock. As of the date hereof, (A) 23,708,792 shares of Company Common Stock (excluding shares held by the Company or any of its Subsidiaries, as treasury stock or otherwise, and excluding the Exchangeable Shares) were issued and outstanding, (B) 500,000 shares of Company Common Stock were held by the Company and its Subsidiaries, as treasury stock or otherwise, (C) one (1) share of Company Preferred Stock was issued and outstanding, (D) 1,811,360 Exchangeable Shares that are exchangeable for an aggregate of 1,811,360 shares of Company Common Stock were issued and outstanding, (E) 1,350,557 shares of Company Common Stock were reserved for issuance upon exercise of outstanding Company Stock Options, (F) 743,500 shares of Company Common Stock were reserved for issuance upon payment of outstanding Company RSUs and (G) 20,958,453 shares of Company Common Stock were reserved for issuance pursuant to Company Warrants. All outstanding shares of the Company Common Stock and the Exchangeable Shares are duly authorized, validly issued, fully paid and nonassessable, and no class of capital stock of the Company is entitled to preemptive rights. All of the shares of the Company Common Stock which may be issued pursuant to the Exchangeable Shares, Company Stock Options, Company RSUs and Company Warrants will be, when issued in compliance with the terms of such Exchangeable Shares, Company Stock Options, Company RSUs and Company Warrants, as applicable, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive (or similar) rights. Schedule 3.3(a) of the Company Disclosure Schedule contains a true and complete list, as of the date hereof, of all outstanding options and share appreciation rights to purchase, and all restricted stock unit awards to receive, Company Common Stock granted under the Company Option Plan and all other options, warrants or rights to purchase or receive Company Common Stock or Exchangeable Shares granted by the Company or any of its Subsidiaries (collectively, the “Company Stock Issuance Rights”), the number of shares subject to such Company Stock Issuance Right, the grant dates and exercise prices of each such Company Stock Issuance Right and the names of the holders thereof. Other than as set forth on Schedule 3.3(a) of the Company Disclosure Schedule, there are no options, share appreciation rights, restricted stock unit awards, warrants or other rights to acquire capital stock, or other equity or voting interests in the Company (including the Exchangeable Shares) or securities convertible into or exercisable or exchangeable for capital stock or other equity or voting interests in the Company (including the Exchangeable Shares). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of the Company and, as of the date hereof, no irrevocable proxies have been granted with respect to the shares of the Company Common Stock. No Person has any right to acquire any interest in the business or assets of the Company (including any right of first refusal or similar right), other than pursuant to this Agreement or pursuant to rights of condemnation or eminent domain afforded by law. No shares of the Company Common Stock and no Exchangeable Shares are owned by any Subsidiary of the Company. The Company, the Canadian Subsidiary, 1305699 Alberta ULC and their respective directors, officers and stockholders will have taken prior to the Closing all corporate action necessary to authorize and effect the Share Exchange, and the Share Exchange will be duly and validly consummated in compliance with (A) each of (i) the articles of the Canadian Subsidiary, (ii) the Voting and Exchange Rights Trust Agreement, dated August 24, 2007, among the Company, the Canadian Subsidiary and Valiant Trust Company (the “Voting and Exchange Agreement”), and (iii) the Support Agreement dated August 24, 2007, among the Company, the Canadian Subsidiary and 1305699 Alberta ULC, and (B) all applicable law, in each case prior to the Closing, such Share Exchange to be subject to consummation of the Merger. Immediately prior to the consummation of the Merger, the Company will be the indirect owner of all the issued and outstanding shares of the Canadian Subsidiary.
          (b) Schedule 3.3(b) of the Company Disclosure Schedule sets forth for each Subsidiary of the Company (i) its authorized share capital and (ii) the number of issued and outstanding shares of its authorized share capital and the record and beneficial owners thereof. Except as set forth on Schedule 3.3(b) of the Company Disclosure Schedule, each of the outstanding shares of capital stock of, or other equity or voting interest in, the Company’s Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and all such shares are owned by the Company, free and clear of all Liens, other than Permitted Liens. There are no options, share appreciation rights, restricted stock unit awards, warrants or other rights to acquire the capital stock of, or other equity or voting interests in, any of the Company’s Subsidiaries or securities convertible into or exercisable or exchangeable for the capital stock of, or other equity or voting interests in, any of the Company’s Subsidiaries. There are no outstanding obligations of any of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of any of the Company’s Subsidiaries and, as of the date hereof, no irrevocable proxies have been granted with respect to the shares of the capital stock or equity of any of the Subsidiaries of the Company. No Person has any right to acquire any interest in the business or assets of any of the Company’s Subsidiaries (including any right of first refusal or similar right), other than pursuant to rights of condemnation or eminent domain afforded by law.
          Section 3.4 Indebtedness
          Schedule 3.4 of the Company Disclosure Schedule sets forth all of the agreements or instruments pursuant to which any of the Indebtedness of the Company and its Subsidiaries in the amount of $50,000 or greater is outstanding, together with the amount outstanding thereunder, in each case as of the date hereof. The Indebtedness of the Company and its Subsidiaries not set forth on Schedule 3.4 of the Company Disclosure Schedule do not exceed $250,000 in the aggregate. Other than as set forth on Schedule 3.4 of the Company Disclosure Schedule, as of the date hereof and as of immediately prior to the Effective Time, there is no default or event of default under any such agreement or instrument, and no event has occurred, which, with notice or lapse of time or both, would be a default or event of default under any such agreement or instrument which would give the other party the right to accelerate any Indebtedness of the Company or any of its Subsidiaries. Complete and correct copies of each such agreement or instrument set forth on Schedule 3.4 of the Company Disclosure Schedule have been delivered or made available to the Purchaser prior to the date hereof.
          Section 3.5 Governmental Authorization; Noncontravention
          (a) The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby require no consent, approval, authorization or permit of, action by or in respect of, or filing with or notification to, any Governmental Authority, other than (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (ii) compliance with any applicable requirements of the HSR Act and other similar filings under the antitrust or anti-competition Legal Requirements of other foreign countries, (iii) compliance with any applicable requirements of the Securities Act, the Exchange Act, and any other applicable securities Legal Requirements, and (iv) any actions or filings the absence of which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
          (b) The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby do not and will not (i) contravene, conflict with or result in any violation or breach of any provision of the certificate of incorporation or bylaws (or equivalent organizational documents) of the Company or any of its Subsidiaries, (ii) assuming compliance with the matters referred to in Section 3.5(a), contravene, conflict with or result in a violation or breach of any provision of any material Legal Requirement applicable to the Company or any of its Subsidiaries or by which its or their respective properties or assets are bound or affected, (iii) except as set forth on Schedule 3.5(b) of the Company Disclosure Schedule, require any consent or other action by any Person (other than as set forth in Section 3.5(a)) under, constitute a default (or an event that, with or without notice or lapse of time or both, would constitute a default), or cause or permit the termination, cancellation, acceleration, triggering or other change of any right or obligation or the loss of any benefit to which the Company or any Subsidiary of the Company is entitled under any provision of (1) any Material Contract binding upon the Company or any Subsidiary of the Company, or (2) any material permit, certificate, approval or other similar authorization from a Governmental Authority held by, or affecting, or relating in any way to, the assets or business of, the Company or any Subsidiary of the Company, or (iv) result in the creation or imposition of any Lien on any material asset of the Company or any other Subsidiary of the Company.
          Section 3.6 SEC Filings
          (a) Since January 1, 2006, the Company has filed on a timely basis all reports, prospectuses, forms, schedules, proxy statements, registration statements and other similar documents required to be so filed with the SEC (collectively, and to the extent publicly available, the “Company SEC Reports”). A true and complete copy of each of the Company SEC Reports filed prior to the date hereof and not publicly available on EDGAR has been made available to the Purchaser prior to the date hereof. No Subsidiary of the Company is required to file any report, prospectus, form, schedule, proxy statement, registration statement or other similar documents with the SEC.
          (b) Except as set forth on Schedule 3.6(b) of the Company Disclosure Schedule, all Company SEC Reports, as of their respective filing dates (and as of the date of any amendment to the respective Company SEC Reports), complied as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder.
          (c) Except as set forth on Schedule 3.6(c) of the Company Disclosure Schedule, none of the Company SEC Reports (including any financial statements included or incorporated by reference therein), as of their respective filing dates (with respect to filings made under the Exchange Act ) or as of the respective dates upon which such filing became effective (with respect to filings made under the Securities Act), (and, if amended or superseded prior to the date of this Agreement, then on the date of such filing), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.
          (d) Each of the principal executive officers of the Company and the principal financial officer of the Company (or each former principal executive officer of the Company and each former principal financial officer of the Company, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act or Sections 302 and 906 of SOX and the rules and regulations of the SEC promulgated thereunder with respect to the Company SEC Reports, and to the knowledge of the signatories thereof, the statements contained in such certifications are true and correct. For purposes of this Section 3.6(d), “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in SOX. Neither the Company nor any of its Subsidiaries has outstanding, or has arranged any outstanding, “extensions of credit” to directors or executive officers within the meaning of Section 402 of SOX.
          (e) Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract or arrangement (including any contract or arrangement relating to any transaction or relationship between or among the Company and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand or any “off-balance sheet arrangements” (as defined in Item 303(A) of Regulation S-K promulgated by the SEC)), where the result, purpose or intended effect of such contract or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the Company’s or such Subsidiary’s published financial statements or other of the Company SEC Reports.
          (f) Except as set forth on Schedule 3.6(f) or in the Company SEC Reports filed and publicly available prior to the date hereof, the Company maintains a system of internal controls over financial reporting (as defined in Rules 13a-15(F) and 15d-15(F) under the Exchange Act) sufficient to provide reasonable assurances regarding the reliability of its financial reporting and preparation of financial statements for external purposes in accordance with GAAP. The Company’s management has disclosed, based on its most recent evaluation, to the Company’s outside auditors and the audit committee of the Company’s Board of Directors (x) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial data and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. A copy of any such disclosures made by the Company’s management to the Company’s outside auditors and the audit committee have been previously provided to the Purchaser.
          (g) Except as set forth on Schedule 3.6(g) or in the Company SEC Reports filed and publicly available prior to the date hereof, (i) the Company has in place the “disclosure controls and procedures” (as defined in Rules 13a-15(E) and 15d-15(E) under the Exchange Act) required in order for the Chief Executive Officer and Chief Financial Officer of the Company to engage in the review and evaluation process mandated by the Exchange Act and the rules promulgated thereunder, and (ii) the Company’s “disclosure controls and procedures” are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the Chief Executive Officer and Chief Financial Officer of the Company required under the Exchange Act with respect to such reports.

          (h) Since January 1, 2006, to the Knowledge of the Company (i) neither the Company nor any of its Subsidiaries nor any director, officer, employee, auditor, accountant or representative of the Company or any of its Subsidiaries has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding fraud in the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls, including any complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in inappropriate accounting or auditing practices, and (ii) no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a violation of securities Legal Requirements or a violation of Legal Requirements relating to fraud against shareholders by the Company or any of its officers, directors, employees or agents to the Company’s Board of Directors (or any committee thereof) or to any director or officer of the Company, or to the general counsel or equivalent officer of the Company.
          Section 3.7 Financial Statements; Undisclosed Liabilities
          (a) Company Financial Statements. The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company and its Subsidiaries (including any related notes and schedules) included in the Company SEC Reports (i) have been prepared in accordance with past practice and GAAP (except as otherwise stated therein and subject to normal year end adjustments in the case of any unaudited interim financial statements) applied on a consistent basis during the periods involved and (B) fairly present in all material respects, in accordance with GAAP, the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the results of operations and changes in financial position for the periods or as of the dates then ended.
          (b) Undisclosed Liabilities. Except as set forth on the Company’s consolidated balance sheet at December 31, 2007 included in the Company’s Form 10-K for the year ended December 31, 2007, none of the Company and its Subsidiaries has any liability or obligation of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than (i) liabilities or obligations incurred in the ordinary course of business consistent with past practices since the date of the most recent balance sheet of the Company included in the Company SEC Reports filed prior to the date of this Agreement, none of which are or would reasonably be expected to be, individually or in the aggregate, a material liability or material obligation, or (ii) liabilities or obligations otherwise set forth on Schedule 3.7(b) of the Company Disclosure Schedule.
          Section 3.8 Absence of Certain Changes
          Except (i) as disclosed in the Company SEC Reports filed and publicly available prior to the date hereof, (ii) as set forth on Schedule 3.8, or (iii) as otherwise expressly permitted by this Agreement, since December 31, 2007 the businesses of Company and each of its Subsidiaries have been operated in the ordinary course and consistent with past practices and since such date there has not occurred:

          (a) any Material Adverse Effect or any condition, event or occurrence which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;
          (b) any proceeding with respect to a merger, consolidation, liquidation or reorganization of Company or any of its Subsidiaries other than such proceedings relating to this Agreement;
          (c) any declaration, payment or setting aside for payment of any dividend or other distribution by the Company or any of its Subsidiaries (except to the Company) or any redemption, purchase or other acquisition by the Company or any of its Subsidiaries of any shares of capital stock or securities of the Company or any of its Subsidiaries;
          (d) any amendment or change to the Company’s or any of its Subsidiaries’ certificate of incorporation or bylaws (or equivalent organizational documents);
          (e) any change by the Company to its accounting methods, practices, policies or principles for financial accounting or Tax purposes;
          (f) any issuance or grant by the Company or any of its Subsidiaries of any rights (including stock appreciation rights, subscriptions, warrants, puts, calls, preemptive rights and options), obligation to repurchase or redeem, or any other rights, or other agreements of any kind, relating to, or the value of which is tied to the value of, any of the outstanding, authorized but not issued, unauthorized or treasury shares of the capital stock or any other security of the Company or any of its Subsidiaries;
          (g) any split, combination or reclassification of any of the capital stock of the Company or any of its Subsidiaries or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of the capital stock or other securities of the Company or any of its Subsidiaries, other than the issuance of Company Common Stock upon the exercise of Company Stock Options or Company RSUs;
          (h) any employment agreement or consulting agreement entered into (or amended or supplemented) by the Company or any of its Subsidiaries with any Employee or Independent Contractor, or the grant of any increase in compensation (including employee benefits) of any Employee or Independent Contractor of the Company or any of its Subsidiaries, except for increases (A) in salary in the ordinary course of business and consistent with past practice, or (B) as required by any employment or other agreement, policy or plan in effect as of December 31, 2007;
          (i) any increase in or establishment of any bonus, severance or termination pay, deferred compensation, pension, retirement, profit sharing, stock option or other employee benefit plan, or any other increase in the compensation payable to any officers or key Employees;

          (j) any amendment to, or modification of, any Company Stock Option or any adoption of, or amendment to, the Company Option Plan, except as contemplated in this Agreement;
          (k) any Indebtedness incurred by the Company or any of its Subsidiaries, or any loans made or agreed to be made by or to the Company or any of its Subsidiaries, other than in the ordinary course of business and consistent with past practice;
          (l) any entry into any material partnership arrangements, license agreements, joint development agreements or strategic alliances, or any acquisition of any capital stock or other ownership interest in any other Person;
          (m) any loan made by the Company or any of its Subsidiaries to any officer or director of the Company or any of its Subsidiaries;
          (n) any personal guarantee granted by the Company or any of its Subsidiaries on behalf of any of the officers or directors of the Company or any of its Subsidiaries;
          (o) any damage, destruction or loss, whether or not covered by insurance, to any material asset of the Company or any of its Subsidiaries;
          (p) any Tax election (other than those in the ordinary course of business consistent with past practice), amendment of any Tax Return, application for any ruling relating to Taxes, any entry into any closing agreement in respect of Taxes, settlement of any Tax liability, claim or assessment, or any consent to an extension or waiver of the limitation period applicable to any claim or assessment in respect of any Taxes;
          (q) any revaluation by the Company or any of its Subsidiaries of any material assets of the Company or any of its Subsidiaries;
          (r) the commencement of any lawsuit, or settlement of any existing lawsuit or threatened claims, other than for the routine collection of bills;
          (s) any entry by the Company or any of its Subsidiaries into, or any amendment of, any collective bargaining agreement (or any memorandum of understanding or other modification of any collective bargaining agreement); or
          (t) any agreement by the Company or any of its Subsidiaries to take any of the actions described in the foregoing.
          Section 3.9 Licenses
          The Company and each of its Subsidiaries, as applicable, holds all licenses, permits, certificates, approvals or other similar authorizations of all Governmental Authorities necessary for such entity to own, lease or operate its properties and assets and to conduct its business as presently conducted (the “Licenses”), except to the extent failure to hold any such License would not be material. Each of the material Licenses is valid and in full force and effect and the Company and each of its Subsidiaries are in material compliance with the terms of the

Licenses. None of the Governmental Authorities that has issued any material License has notified the Company or any of its Subsidiaries (A) of its intent to modify, revoke, terminate or fail to renew any such material License, now or in the future, or (B) that the Company or any of its Subsidiaries is in violation of the terms of any such material License and no action has been threatened with respect thereto. There is not pending any proceeding, application, petition, objection or other pleading with any Governmental Authority that questions the validity of any of the material Licenses or which presents a substantial risk that, if accepted or granted, would result in the revocation, cancellation, suspension or any adverse modification of any of the material Licenses.
          Section 3.10 Litigation; Compliance with Laws
          (a) Litigation. Except as set forth on Schedule 3.10(a) of the Company Disclosure Schedule, there is no suit, claim, Action, proceeding (at law or in equity) or investigation pending or, to the Company’s Knowledge, threatened against or affecting the Company or any of its Subsidiaries or any of their respective properties or rights before or by any arbitrator, court or other Governmental Authority that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Neither the Company nor any of its Subsidiaries is subject to any outstanding judgment, writ, decree, injunction or order of any Governmental Authority or other arbitrator that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. As of the date hereof, there are no Actions pending or, to the Company’s Knowledge, threatened, seeking to or that reasonably would be expected to prevent, hinder, modify, delay or challenge the transactions contemplated by this Agreement, including the Merger. Schedule 3.10(a) of the Company Disclosure Schedule identifies all pending litigation to which the Company is a party, and all proceedings or investigations by a Governmental Authority which, to the Company’s Knowledge, are pending against the Company, as of the date hereof and all resolved (by settlement or court order) litigation for the past three years in which the Company or any of its Subsidiaries is or was a party and which exceeded $100,000 individually or in any related series of payments.
          (b) Compliance. Except as set forth on Schedule 3.10(b) of the Company Disclosure Schedule, as of the date hereof and as of immediately prior to the Effective Time, the Company and its Subsidiaries are in material compliance with all Legal Requirements applicable to them or their respective businesses or operations and have not received unresolved notification of any asserted present or past failure to so comply. Schedule 3.10(b) of the Company Disclosure Schedule identifies any notifications received by the Company during the past three years of any asserted present or past failure to comply with any material Legal Requirements.
          Section 3.11 Employment Matters
          (a) Schedule 3.11(a) of the Company Disclosure Schedule contains a true, complete and accurate list of the name of each current Employee of the Company and its Subsidiaries, and for each such Employee, his or her (i) employer; (ii) job title; (iii) current salary or hourly wage rate; (iv) any incentive, bonus, or commissions arrangement; (v) any other special compensation or perquisites (e.g. automobile allowance); (vi) total compensation received in 2007; (vii) status as exempt or non-exempt from applicable overtime Legal

Requirements; (viii) vacation and/or paid time off accrual rate; (ix) amount of accrued vacation and/or paid time off; (x) date of hire; and (xi) status on a leave of absence and, if applicable, the type of leave of absence and the expected date of return to work.
          (b) Except as set forth on Schedule 3.10(a) of the Company Disclosure Schedule, there is no material claim, Action or charge pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries alleging, with respect to any Employee or Independent Contractor, any violation of any Legal Requirement or contract relating to employment and employment practices, any violation of OSHA or other similar Legal Requirement, or any violation of any collective bargaining agreement, any unlawful discrimination, retaliation or harassment in employment practices or any unfair labor practices before any Governmental Authority or arbitral body.
          (c) No Employees are covered by any collective bargaining agreement with respect to their employment with the Company or any of its Subsidiaries. Except as set forth on Schedule 3.11(c) of the Company Disclosure Schedule, during the past three (3) years, no labor union or other organization has (i) filed a petition with the National Labor Relations Board or any other Governmental Authority seeking certification as the collective bargaining representative of any Employee; (ii) negotiated or attempted to negotiate a collective bargaining agreement or other labor union agreement on behalf of any Employees; or (iii) engaged in or, to the Knowledge of the Company, threatened to engage in any organizing activity with respect to any Employee.
          (d) There has been no labor strike, work slowdown, employee lockout or concerted work stoppage with respect to the business activities of the Company or any of its Subsidiaries during the last three years and, to the Knowledge of the Company, except as set forth on Schedule 3.11(d) of the Company Disclosure Schedule, there are no pending or threatened union organizing efforts, labor strikes, disputes, slow-downs or work stoppages against the Company or any of its Subsidiaries.
          (e) Except as set forth on Schedule 3.10(a) of the Company Disclosure Schedule, to the Knowledge of the Company, there are no unresolved complaints against the Company or any of its Subsidiaries issued by, and neither the Company nor any of its Subsidiaries has received notice of any pending material complaint before, the National Labor Relations Board, the Equal Employment Opportunity Commission, the Department of Labor or any comparable non-U.S. Governmental Authority.
          (f) Except as set forth on Schedule 3.10(b) of the Company Disclosure Schedule, the Company and its Subsidiaries are and, during the prior three (3) years have been, in material compliance with all applicable Legal Requirements relating to the employment of labor, including those related to wages, hours, classification of employees as exempt from overtime compensation, immigration and naturalization, hiring, equal opportunity, discrimination, harassment, retaliation, employee privacy, collective bargaining and the payment and withholding of Taxes and other sums as required by appropriate Governmental Authorities. Except as set forth on Schedule 3.10(a), the Company and its Subsidiaries have withheld and paid to the appropriate Governmental Authority or are holding for payment not yet due to such Governmental Authority all amounts required to be withheld from Employees of the Company or any of its Subsidiaries and are not liable for any arrears of wages, taxes, penalties or other sums for failure to comply with any of the foregoing. Except as set forth on Schedule 3.10(b), during the prior three (3) years, the Company and its Subsidiaries have paid in full to all Employees and Independent Contractors or adequately accrued for in accordance with GAAP all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such Employees and Independent Contractors, and neither the Company nor any of its Subsidiaries has received notice of any material claim with respect to payment of wages, salary or overtime pay, or the alleged misclassification of any Employee as exempt from any Legal Requirement governing overtime compensation or any worker as an independent contractor rather than as an employee, that has been asserted or is now pending or threatened before any Governmental Authority with respect to any persons currently or formerly employed or engaged by the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries is a party to, or otherwise bound by, any executory consent decree with, or citation by, any Governmental Authority relating to employees or employment practices. The Company and its Subsidiaries are and, during the prior three (3) years, have been in compliance with the requirements of WARN and any similar Legal Requirements and have no liabilities pursuant to WARN, in each case as determined without regard to any terminations of employment that occur on or after the Effective Time.
          (g) The Company and its Subsidiaries have classified all individuals who perform services for them correctly under each Benefit Plan, ERISA, the Code and other applicable Legal Requirements as common law employees, independent contractors or leased employees.
          (h) Except as set forth on Schedule 3.11(h) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to any contract, agreement or arrangement that (i) restricts the right of the Company or any of its Subsidiaries from terminating any current Employee’s employment or Independent Contractor’s services without cause or without a specified notice period, (ii) obligates the Company or any of its Subsidiaries to pay or provide severance payments or benefits to any Employee or Independent Contractor upon termination of such Employee’s employment or Independent Contractor’s services with the Company or any of its Subsidiaries, or (iii) obligates the Company or any of its Subsidiaries to provide any payment or benefits to any Employee or Independent Contractor upon a change in control of the Company or any of its Subsidiaries.
          (i) To the Knowledge of the Company, no current management Employee of the Company or any of its Subsidiaries is a party to an agreement that interferes with or restricts such Employee’s ability to engage in the business of the Company or its Subsidiaries.
          Section 3.12 Tax Matters
          (a) Except as set forth on Schedule 3.12(a) of the Company Disclosure Schedule, (i) the Company and each of its Subsidiaries has timely filed all Tax Returns (other than tax returns which if properly prepared and filed would involve an immaterial amount of tax) required to be filed, and all such Tax Returns are true, correct and complete in all material respects; (ii) the Company and each of its Subsidiaries has timely paid (or the Company has made adequate reserves therefor in its financial statements included in the Company SEC Reports) all Taxes which are due and payable (whether or not shown on such Tax Returns); (iii)

the Company has made appropriate accruals in accordance with GAAP in the financial statements included with the latest Company SEC Reports for all Taxes of the Company or any of its Subsidiaries with respect to any taxable period, or portion thereof, ending on or prior to the date of the latest Company SEC Reports for which Tax Returns have not yet been filed, or for which Taxes have been accrued but are not yet due and owing; (iv) since the date of the latest Company SEC Reports, neither the Company nor any of its Subsidiaries has incurred any liability for Taxes outside the ordinary course of business or otherwise inconsistent with past custom and practice; (v) the Company and each of its Subsidiaries has withheld and paid all Taxes required to be withheld and paid in connection with amounts paid and owing to any Person; and (vi) the Company and each of its Subsidiaries has properly charged and collected on all sales, leases and other supplies, including deemed supplies made by it, the amount of all Taxes which may be imposed by state, provincial or other taxing authorities required to be collected by the Company and has remitted such Taxes in the form required under applicable law or has made adequate provisions for the payment of such amounts to the proper Governmental Authority.
          (b) Except as set forth on Schedule 3.12(b) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has received written notice of any proposed or determined Tax deficiency or assessment from any Governmental Authority. As of the date hereof, there are no audits, examinations, requests for information or other administrative proceedings pending or, to the Knowledge of the Company, threatened with respect to the Company or any of its Subsidiaries. Except as set forth on Schedule 3.12(b) of the Company Disclosure Schedule, there are no (i) outstanding agreements or waivers by or with respect to the Company or any of its Subsidiaries that extend the statutory period of limitations applicable to any Tax Returns or Taxes for any period and (ii) Liens for Taxes on the assets of the Company or its Subsidiaries, except for Liens for Taxes not yet due and payable or being contested in good faith in accordance with appropriate proceedings and for which adequate reserves have been established in accordance with GAAP. Except as set forth on Schedule 3.12(b) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries (i) has entered into any closing agreements or other agreements with any Governmental Authority relating to the payment of Taxes by such Party, (ii) is liable for any unpaid Taxes of any Person (other than the Company and its Subsidiaries) under Treasury Regulations Section 1.1502-6, or any similar provision of state, local or foreign law, as a transferee or successor, by contract or otherwise, or (iii) will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending on or after the Closing Date as a result of (A) any change in method of accounting under section 481 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law), (B) deferred intercompany gains or any excess loss accounts as described in Treasury regulations promulgated under Section 1502 of the Code (or any corresponding or similar provisions under state, local or foreign tax law), (C) installment sale or open transaction dispositions made on or prior to the Closing, (D) any written and legally binding agreement with a Governmental Authority relating to Taxes, or (E) any prepaid amount received on or prior to the Closing Date. Except as set forth on Schedule 3.12(b) of the Company Disclosure Schedule, there will be no Tax allocation or Tax sharing agreement in effect on the Effective Date under which the Company or any of its Subsidiaries may be liable.

          (c) Except as set forth on Schedule 3.12(c) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has been included in any consolidated U.S. federal income Tax Return or other consolidated, combined, unitary or similar Tax Return under any other jurisdiction (other than a Tax Return for a group of which the Company or one of its Subsidiaries was the common parent) for any taxable period for which the statute of limitations has not expired. Except as set forth on Schedule 3.12(c) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to any indemnification, allocation or sharing agreement with respect to Taxes that could give rise to a payment or indemnification obligation.
          (d) Neither the Company nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” (i) in a distribution intended to qualify under Section 355 of the Code within the past five years, or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Merger. Neither the Company nor any of its Subsidiaries has made or is obligated to make any payment that would not be deductible pursuant to Section 162(m) of the Code. Neither the Company nor any of its Subsidiaries has participated in any “reportable transaction” as defined in Treasury Regulation Section 1.6011-4(b)(1).
          (e) The Company is not, and has not been at any time during the five year period ending on the Closing Date, a “United States real property holding corporation” within the meaning of Section 897 of the Code.
          (f) Except as set forth on Schedule 3.12(f) of the Company Disclosure Schedule, all related party transactions among the Company, its Subsidiaries and their Affiliates have been, in all respects, on an arms’ length basis in accordance with Section 482 of the Code, or any state, local or foreign law equivalent.
          (g) Except as set forth on Schedule 3.12(g) of the Company Disclosure Schedule, there is no limitation on the utilization by the Company or any of its Subsidiaries of their net operating losses, built-in losses, Tax credits, or similar items under Sections 382, 383, or 384 of the Code or comparable provisions of foreign, state or local Legal Requirements (other than any such limitation arising as a result of the consummation of the transactions contemplated by this Agreement).
          (h) There are no circumstances existing which could result in the application to the Company or any of its Subsidiaries of Sections 78, 80, 80.01, 80.02, 80.03, 80.04 or 160 of the Income Tax Act (Canada) or any similar provisions of any other applicable Tax legislation.  The Company and each of its Subsidiaries is in compliance in all material respects with section 247 of the Income Tax Act (Canada) and neither the Company nor any of its Subsidiaries has participated, directly or indirectly through a partnership in a transaction contemplated in subsection 247(2) of the Income Tax Act (Canada).

          Section 3.13 Real Property
          (a) Neither the Company nor any of its Subsidiaries owns any real property.
          (b) Schedule 3.13(b) of the Company Disclosure Schedule lists each real property that is leased by the Company or any of its Subsidiaries (the “Leased Real Property”). Each of the Company and its Subsidiaries hold good and valid leasehold interests in the Leased Real Property free and clear of all Liens, other than (i) as set forth on Schedule 3.13(b) of the Company Disclosure Schedule, (ii) Permitted Liens or (iii) Liens encumbering the lessor’s interest in the Leased Real Property incurred by the lessor. Each Material Lease under which the Leased Real Property is held (A) is in full force and effect, and (B) is enforceable against the Company or its Subsidiary and, to the Knowledge of the Company, against the other party or parties thereto, in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar laws of general applicability relating to or affecting creditor’s rights and to general equity principles. Except as set forth on Schedule 3.13(b) of the Company Disclosure Schedule, (i) no default exists under any Material Lease, (ii) to the Knowledge of the Company, no default by the landlord exists under any such Material Lease, (iii) to the Knowledge of the Company, no circumstance exists which, with the giving of notice, the passage of time or both, is reasonably likely to result in such a default by the Company or any of its Subsidiaries under any such Material Lease, and (iv) to the Knowledge of the Company, no circumstance exists which, with the giving of notice, the passage of time or both, is reasonably likely to result in such a default by the landlord under any such Material Lease. Complete and correct copies of each lease under which the Leased Real Property is held have been delivered or made available to the Purchaser prior to the date hereof. Except as set forth on Schedule 3.13(b) of the Company Disclosure Schedule, there are no existing, or to the Knowledge of the Company, any threatened or pending litigation or condemnation or eminent domain proceedings (or proceedings in lieu thereof) affecting the Leased Real Property or any portion thereof which is subject to a Material Lease. All rents, additional rents, common area charges, escrow payments or similar charges or payments that are required to be made by the Company or any of its Subsidiaries under the Material Leases and are due and payable prior to and including the date of this Agreement have been paid in full without offset, claim or reduction. Except as set forth on Schedule 3.13(b) of the Company Disclosure Schedule, the transactions contemplated by this Agreement do not require the consent or approval of, payment of a fee or penalty to, the landlord thereunder, or give the landlord thereunder the option to terminate or modify any Material Lease.
          (c) There are no contractual or legal restrictions or physical defects that preclude or restrict, in a manner that, individually and in the aggregate, reasonably could be expected materially and adversely to affect the ability of the Company or any of its Subsidiaries to use the Material Leases for the purposes for which it is currently being used by the Company or such Subsidiary.
          (d) The Company and each applicable Subsidiary of the Company has received all approvals of any Governmental Authority, including building, zoning, administrative, occupational safety and health authorities, or such other approvals, including licenses and certificates of occupancy, under any applicable Legal Requirements, required to be obtained in connection with the ownership, use and operation of the Leased Real Property which is subject to a Material Lease for the purposes for which it is currently being used by the Company or such Subsidiary, except for such, which if not obtained would not, individually or in the aggregate, materially and adversely interfere with the use, occupancy or operation thereof.
          (e) No portion of the Leased Real Property which is subject to a Material Lease has suffered any material damage by fire or other casualty in the three (3) years immediately preceding the date of this Agreement that has not heretofore been repaired and restored to the condition necessary for the Company or the applicable Subsidiary of the Company to own and operate its business in accordance with good industry standards.
          Section 3.14 Environmental Matters
          Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:
          (a) The Company and its Subsidiaries are and have been (except for such failures as have been remedied to the satisfaction of Governmental Authorities having jurisdiction thereof) in compliance with all Environmental Permits, and the Company and its Subsidiaries are in compliance with all Environmental Laws;
          (b) There is no investigation, suit, claim, action or proceeding pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries arising under any Environmental Law. The Company and its Subsidiaries have not in the last three (3) years received any notice of noncompliance with any Environmental Law;
          (c) Neither the Company nor any of its Subsidiaries is subject to any pending Environmental Claim or has received notice thereof that has not been fully resolved and, to the Knowledge of the Company, there are no threatened Environmental Claims against the Company or any of its Subsidiaries;
          (d) Neither the Company nor any of its Subsidiaries has entered into or agreed to any consent decree, order or agreement under any Environmental Law, and neither the Company nor any of its Subsidiaries is subject to any judgment, decree or order relating to compliance with any Environmental Law or to cleanup, remediation or removal of Hazardous Materials under any Environmental Law or, to the Knowledge of the Company to investigation that reasonably would be expected to result in a material liability;
          (e) Except as set forth on Schedule 3.14(e) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is subject to any contract that requires it to pay to, reimburse, guarantee, pledge, defend, indemnify or hold harmless any Person for or against any environmental liabilities and costs relating to Hazardous Materials;
          (f) Neither the Company nor any of its Subsidiaries owns or leases any real property containing any underground storage tanks, asbestos, equipment using PCBs, underground injection wells, or septic tanks in which any Hazardous Materials have been disposed;

          (g) Neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any other Person, has released, discharged, placed, stored, buried or dumped any Hazardous Materials on, beneath or adjacent to the Real Property or any real property formerly owned, operated or leased by the Company or any of its Subsidiaries that requires investigation, removal, remediation or corrective action by the Company or any of its Subsidiaries under applicable Environmental Laws;
          (h) No employee of the Company or of its Subsidiaries in the course of his or her employment with the Company or any such Subsidiary has been exposed to any Hazardous Materials in a manner the Company expects would be likely to give rise to a claim against the Company or any Subsidiary of the Company;
          (i) The Company has made available to Purchaser copies of all environmentally related audits, studies, reports, analyses and results of investigations performed in the past three (3) years with respect to currently or previously owned, leased or operated properties that were performed by the Company, performed at the Company’s request or are otherwise in the Company’s possession.
          (j) Neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any other Person acting on its behalf, has disposed of any Hazardous Materials in any disposal facility that is currently the subject of any investigation, removal, remediation or corrective action under applicable Environmental Laws.
          Section 3.15 Insurance
          The Company maintains insurance policies covering the assets, business, equipment, properties, operations, employees, officers and directors of the Company and its Subsidiaries (collectively, the “Insurance Policies”) which are of the type and in amounts which it believes are reasonably appropriate to conduct its business. All such Insurance Policies are in full force and effect. The Company has made available to the Purchaser prior to the date hereof copies of all such Insurance Policies, each of which is set forth on Schedule 3.15 of the Company Disclosure Schedule. To the Knowledge of the Company, except as set forth on Schedule 3.15 of the Company Disclosure Schedule, there is no material claim by the Company or any of its Subsidiaries pending under any of the Insurance Policies identified on Schedule 3.15 of the Company Disclosure Schedule as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds.
          Section 3.16 Intellectual Property
          (a) Schedule 3.16(a) of the Company Disclosure Schedule contains a true and complete list of all (A) registrations or applications for registration, in respect of patents, trademarks, service marks, copyrights and domain names, including the jurisdictions in which each such item of Intellectual Property has been issued or registered or in which any such application for such issuance and registration has been filed, owned by the Company or any of its Subsidiaries, and (B) material unregistered trademarks and service marks owned by the Company or any of its Subsidiaries.

          (b) Schedule 3.16(b) of the Company Disclosure Schedule contains a true and complete list of (i) all agreements providing for the license of any Third Party Intellectual Property to which the Company or any of its Subsidiaries is a party; (ii) any material licenses of Intellectual Property granted by the Company or any of its Subsidiaries to any other Person; and (iii) any agreement by which the Company or any of its Subsidiaries grants any ownership right or option to acquire an ownership right in any material Owned Intellectual Property.
          (c) All agreements and licenses set forth in Schedule 3.16(b) of the Company Disclosure Schedule are valid and binding obligations of the Company or its Subsidiaries, are in full force and effect, and are enforceable against the Company or its Subsidiaries, as applicable, in accordance with their terms. The Company and its Subsidiaries are not, and to the Knowledge of the Company, no party to any license, sublicense or other agreement listed in Schedule 3.16(b) of the Company Disclosure Schedule is, in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification or acceleration of any license, sublicense or other agreement listed in Schedule 3.16(b) of the Company Disclosure Schedule. Neither the Company nor any of its Subsidiaries has, in the past three (3) years, sent a written notice of breach or default to any party to any license, sublicense or other agreement listed in Schedule 3.16(b) of the Company Disclosure Schedule, except to the extent that such breach or default has not had and reasonably would not be expected to have, individually or in the aggregate, a Material Adverse Effect. No Action is pending or, to the Knowledge of the Company, is threatened against the Company or any of its Subsidiaries that challenges the legality, validity or enforceability of any license, sublicense or other agreement listed in Schedule 3.16(b) of the Company Disclosure Schedule.
          (d) The Company and its Subsidiaries own or possess adequate licenses or other rights to use all Company Intellectual Property, free and clear of all Liens other than (i) Permitted Liens, and (ii) in the case of Third Party Intellectual Property, as set forth in the license or agreement therefor.
          (e) To the Knowledge of the Company, the conduct by the Company and its Subsidiaries of their respective businesses as currently conducted (including, without limitation, the Company’s and its Subsidiaries’ offering, sale, license, and performance of their respective products and services), and the use by the Company or any of its Subsidiaries of the Company Intellectual Property, does not conflict with, infringe, misappropriate or otherwise violate the Intellectual Property rights of any other Person. The Company and its Subsidiaries have not received in the past three (3) years any written notice or other communication of any actual, alleged, possible or potential infringement, misappropriation, dilution or unlawful use by the Company or any of its Subsidiaries of, any Intellectual Property or other proprietary asset or rights of any other Person relating to any Company Intellectual Property or any product or service of the Company or any of its Subsidiaries. There is no Action instituted, asserted or pending or, to the Knowledge of the Company, threatened by any Person against the Company or any Subsidiary of the Company nor any cease and desist or equivalent letter or any other notice of any allegation received by the Company or any of its Affiliates, (i) challenging or affecting in any material way the rights of the Company or any of its Subsidiaries in or seeking to deny or restrict the use by the Company or any Subsidiary of the Company of any Intellectual Property, (ii) alleging that the Company’s or its Subsidiaries’ offering, sale, license, and performance of their respective products and services infringe, misappropriate or otherwise violate the Intellectual Property right of any third party, or (iii) alleging that the Third Party Intellectual Property is being licensed or sublicensed in conflict with the terms of any license or other agreement.
          (f) To the Knowledge of the Company, there has been no unauthorized use, disclosure, infringement, misappropriation or other violation of any Owned Intellectual Property or Third Party Intellectual Property (exclusively licensed to the Company or any of its Subsidiaries) by any Person, including any current or former officer, employee, independent contractor, consultant or any other agent of the Company or any of its Subsidiaries. None of the Company or any of its Subsidiaries has brought an Action in the past three (3) years alleging infringement, dilution or misappropriation of any Company Intellectual Property or breach of any license or agreement involving Intellectual Property against any Person.
          (g) The Company or one of its Subsidiaries is the exclusive owner of the entire and unencumbered right, title and interest in, to and under each asset and right embodied in or by the Owned Intellectual Property (except (i) for Permitted Liens, (ii) licenses granted by the Company or any of its Subsidiaries to any Person and (iii) joint ownership interests in immaterial Intellectual Property). None of the Company or any of its Subsidiaries nor, to the Knowledge of the Company, any Company Intellectual Property is subject to any Action or outstanding decree, order, injunction, judgment, ruling or stipulation restricting in any manner the use, transfer or licensing of the Company Intellectual Property by the Company or any of its Subsidiaries, or that may affect or impair the validity, use or enforceability of the Company Intellectual Property. None of the Company or any of its Subsidiaries is subject to any agreement that restricts the use, transfer or licensing by the Company or any of its Subsidiaries of any Owned Intellectual Property.
          (h) Other than the Owned Intellectual Property and the Third Party Intellectual Property, there are no other items of Intellectual Property that are material to the conduct of the respective businesses of the Company and its Subsidiaries as presently conducted. The consummation of the transactions contemplated by this Agreement will not result in the termination or impairment of any of the Company Intellectual Property or change the calculation of the payment of royalties or fees to third parties, except to the extent that any such termination, impairment or payment reasonably would not be material.
          (i) To the Company’s Knowledge, all registrations with and applications to Governmental Authorities in respect of the Owned Intellectual Property are valid and in full force and effect and enforceable.
          (j) The Company and its Subsidiaries have taken commercially reasonable measures to ensure that all Intellectual Property created by employees, contractors and consultants of the Company or any of its Subsidiaries (in their respective capacities as such) are Owned Intellectual Property or, with respect to contractors and consultants, licensed to the Company or its Subsidiaries. Furthermore, to the extent reasonably necessary to protect the Owned Intellectual Property that is material to the conduct of the respective businesses of the Company and each of its Subsidiaries, all employees of the Company and each of its Subsidiaries who are or were involved in the creation or development of any Intellectual

Property in the course of performing services for the Company or any of its Subsidiaries have executed written agreements with the Company or one of its Subsidiaries to protect the Intellectual Property, and furthermore, to the Knowledge of the Company, such employees are not in violation or breach of any term of any such written agreement that would materially impair the value to the Company of such Owned Intellectual Property.
          Section 3.17 Employee Benefits
          (a) Schedule 3.17(a) of the Company Disclosure Schedule contains a true and complete list of each Benefit Plan. For each Benefit Plan, the Company has furnished or made available to the Purchaser a true and complete copy of each Benefit Plan document and where a Benefit Plan is unwritten, a written description of the material terms thereof, and has delivered or made available to the Purchaser a true and complete copy of the following: (i) each trust or other funding arrangement prepared in connection with a Benefit Plan, (ii) each summary plan description and summary of material modifications (or a description of any material oral communications) provided by the Company or any of its Subsidiaries to any Employees or Independent Contractors, or other beneficiaries or their dependents or spouses of the Company or any of its Subsidiaries concerning the extent of the benefits provided under each Benefit Plan, (iii) the IRS Forms 5500 filed for the prior three (3) years for each Benefit Plan required to file such report, (iv) the most recently received IRS determination letter or IRS prototype opinion letter for each Benefit Plan that has received such IRS determination letter or IRS prototype opinion letter, (v) the most recently prepared actuarial report or financial statement in connection with each Benefit Plan required to prepare or distribute such actuarial report or financial statement and (vi) all material correspondence to or from any Governmental Authority received in the prior three (3) years. Neither the Company nor any of its Subsidiaries has any express or implied commitment (x) to create, incur liability with respect to or cause to exist any other employee benefit plan, program or arrangement, (y) to enter into any contract to provide compensation or benefits to any individual or (z) to modify, change or terminate any Benefit Plan, other than with respect to a modification, change or termination required by this Agreement, the transactions contemplated hereby, including the Merger, or ERISA or the Code or to otherwise comply with applicable Legal Requirements.
          (b) Each Benefit Plan has been operated and administered in material compliance with its terms and with all applicable Legal Requirements (including but not limited to ERISA and the Code). No material Action is pending or, to the Knowledge of the Company, threatened, with respect to any Benefit Plan (other than routine claims for benefits in the ordinary course). No Benefit Plan that is intended to be qualified under Section 401(a) of the Code is currently participating in or has participated in the Employee Plans Compliance Resolution System set forth in Rev. Proc. 2006-27. Except as set forth on Schedule 3.16(b) of the Company Disclosure Schedule, there are no audits, inquiries or proceedings pending or threatened by the IRS, United States Department of Labor, or other Governmental Authority with respect to any Benefit Plan.
          (c) Neither the Company nor any of its Subsidiaries (including any entity that during the past six (6) years was a Subsidiary) or any current or former ERISA Affiliate has now or in the past six (6) years contributed to, sponsored, maintained or had an obligation to contribute to (i) a pension plan (within the meaning of Section 3(2) of ERISA) subject to Section 412 of the Code or Title IV of ERISA, (ii) a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA), (iii) a plan subject to Section 413 of the Code, or (iv) a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) for which the Company or any of its Subsidiaries could incur liability under Section 4063 or 4064 of ERISA.
          (d) No liability under Title IV of ERISA has been incurred by the Company, its Subsidiaries or any ERISA Affiliate that has not been satisfied in full.
          (e) The IRS has issued a favorable determination letter (or, in the case of a prototype plan, an IRS opinion letter) with respect to each of the Benefit Plans that is intended to be qualified under Section 401 of the Code and the related trust that has not been revoked and that covers the amendments to the Code effected by the Tax Reform Act of 1986 and all subsequent legislation for which the IRS will currently issue such a letter, and no amendment to such Benefit Plan has been adopted since the date of such letter covering such Benefit Plan that would adversely affect such favorable determination or the Benefit Plan still has a remaining period of time in which to apply for or receive such letter and to make any amendments necessary to obtain a favorable determination. To the Knowledge of the Company, no fact or events exists that reasonably would be expected to result in the revocation of such letter.
          (f) With respect to any Benefit Plan, no “prohibited transaction” (within the meaning of Section 406 of ERISA or Section 4975 of the Code) has occurred that reasonably could be expected to result in any material liability to the Company or any of its Subsidiaries.
          (g) All contributions, premiums or payments required to be made with respect to any Benefit Plan have been made timely or the amount of such contribution, premium or payment is reflected on the Company’s balance sheet included in the Company’s Form 10-K for the period ended December 31, 2007.
          (h) Schedule 3.17(h) of the Company Disclosure Schedule sets forth any individual employment, termination, severance, change in control, retention, work for hire or similar agreement existing prior to the date of this Agreement between the Company or any of its Subsidiaries, on the one hand, and any officer, general manager or employee of the Company or any of its Subsidiaries, on the other hand.
          (i) None of the payments contemplated by the Benefit Plans would, individually or in the aggregate, constitute excess parachute payments (as defined in Section 280G of the Code) in connection with the Merger.
          (j) Except to the extent required under ERISA Section 601 et. seq. and Section 4980B of the Code, none of the Benefit Plans provides for or promises retiree medical, retiree disability or retiree life insurance benefits to any Employee. The Company and its Subsidiaries have complied with all applicable healthcare continuation requirements in Section 4980B of the Code and ERISA.

          (k) Each Benefit Plan that is a “nonqualified deferred compensation plan” (as defined for purposes of Section 409A(d)(1) of the Code) (1) has been operated since January 1, 2005 in good faith compliance with Section 409A of the Code and all applicable IRS guidance promulgated thereunder to the extent such plan is subject to Section 409A of the Code, and (2) as to any such plan in existence prior to January 1, 2005 and not subject to Section 409A of the Code, has not been “materially modified” (within the meaning of IRS Notice 2005-1) at any time after October 3, 2004. No Company Stock Option (whether currently outstanding or previously exercised) is, has been or would be, as applicable, subject to any tax, penalty or interest under Section 409A of the Code.
          (l) Except as set forth on Schedule 3.17(l) of the Company Disclosure Schedule, no Benefit Plan is maintained outside the jurisdiction of the United States or covers any employee residing or working outside the United States (any such Benefit Plan, a “Foreign Benefit Plan”). With respect to any Foreign Benefit Plans, (A) all Foreign Benefit Plans have been established, maintained and administered in compliance in all material respects with their terms and all applicable statutes, laws, ordinances, rules, orders, decrees, judgments, writs, and regulations of any controlling Governmental Authority, (B) all Foreign Benefit Plans that are required to be funded are fully funded, and with respect to all other Foreign Benefit Plans, adequate reserves therefor have been established on the financial statements included in the most recent Company SEC Report, and (C) no material liability or obligation of the Company or its Subsidiaries exists with respect to such Foreign Benefit Plans that has not been disclosed on Schedule 3.17(l) of the Company Disclosure Schedule.
          Section 3.18 Material Contracts
          (a) Except as disclosed in the Company SEC Reports filed and publicly available prior to the date hereof and as set forth in Schedule 3.18 of the Company Disclosure Schedule, neither Company nor any of its Subsidiaries is a party to or bound by:
     (i) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) with respect to the Company or any of its Subsidiaries;
     (ii) any employment or consulting agreement, contract or commitment with any director or officer of the Company or any of its Subsidiaries that provides for annual compensation of more than $100,000 or that are not terminable by the Company or any of its Subsidiaries without providing at least thirty (30) days notice without liability or financial obligation to the Company or any of its Subsidiaries;
     (iii) any agreement or plan, including, without limitation, any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement (including the Merger) or the value of any of the benefits of which will be calculated on the basis of the transactions contemplated by this Agreement;
     (iv) any non-competition agreement or any other agreement or obligation which materially limits or will materially limit the right of the Company or any of its Subsidiaries to engage in any line of business, to compete with any Person or in any geographic area, to solicit or hire employees or consultants employed or engaged by any other Person, or granting any exclusive distribution rights;

     (v) any agreement, contract or commitment in connection with or pursuant to which the Company or any of its Subsidiaries expects to spend or receive (or is expected to spend or receive), in the aggregate, more than $500,000 during the current or next fiscal year of the Company;
     (vi) any agreement, contract or commitment currently in force pursuant to which (1) the Company or any of its Subsidiaries licenses any third party to manufacture or reproduce any product, service or technology offered by the Company or any of its Subsidiaries, (2) a third party resells, distributes, or acts as a sales representative for any product, service or technology offered by the Company or any of its Subsidiaries, excluding agreements with distributors or sales representatives in the normal course of business that are cancelable without penalty upon notice of ninety (90) days or less, and substantially in the form previously provided to Purchaser, and (3) the Company or any of its Subsidiaries engages any third party to supply any products or perform any services material to the conduct of the their respective businesses, including without limitation any long-term supply agreements, installation service subcontracts, and repair service provider agreements, in each case to the extent such contract is (x) reasonably likely to involve consideration of more than $500,000 during any fiscal year of the Company and (y) is not cancelable without penalty upon notice of ninety (90) days;
     (vii) any dealer, distributor, joint marketing, alliance, development or other agreement currently in force under which the Company or any of its Subsidiaries has continuing material obligations to jointly market any product, technology or service, or any material agreement pursuant to which the Company or any of its Subsidiaries has continuing material obligations to jointly develop any Intellectual Property that will not be owned, in whole or in part, by the Company or any of its Subsidiaries;
     (viii) any joint venture, partnership, strategic alliance and business acquisition or divestiture contracts;
     (ix) any agreement, contract or commitment currently in force to provide source code to any third party, including any escrow agent, for any product or technology that is material to the Company and its Subsidiaries taken as a whole;
     (x) any material contract that involves or is reasonably likely to involve consideration of more than $250,000 and that otherwise requires consent of or notice to a third party in the event of or with respect to the transactions contemplated by this Agreement (including the Merger);
     (xi) any contract or agreement relating to the issuance of securities of the Company or any of its Subsidiaries;

     (xii) any agreement, contract or commitment currently in force relating to the disposition or acquisition by the Company or any of its Subsidiaries after the date hereof of assets in excess of $500,000 not in the ordinary course of business or pursuant to which the Company or any of its Subsidiaries has any material ownership interest in any corporation, partnership, joint venture or other business enterprise other than another Subsidiary of the Company;
     (xiii) any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other agreements or instruments evidencing Indebtedness with a value in excess of $250,000;
     (xiv) any agreement of indemnification or any guaranty, other than agreements with the customers of the Company or any of its Subsidiaries entered into in the ordinary course of business consistent with past practice;
     (xv) any settlement agreement entered into within the three (3) years immediately prior to the date of this Agreement involving consideration of more than $250,000;
     (xvi) any contract that results in any Person holding a material power of attorney from the Company or any of its Subsidiaries that relates to the Company, any such Subsidiary or their respective businesses (other than limited powers of attorney granted in the ordinary course of business consistent with past practice); and
     (xvii) any other contracts, whether or not made in the ordinary course of business, that are material to the Company and its Subsidiaries, taken as a whole, the absence of which, individually or in the aggregate, reasonably would be expected to result in a Material Adverse Effect. The contracts, agreements and commitments referred to in clause (i) through this cause (xvii) are sometimes collectively referred to in this Agreement as the “Material Contracts”.
          (b) Except as set forth on Schedule 3.18(b) of the Company Disclosure Schedule, (A) each of the Material Contracts is valid and in full force and effect in all material respects and (B) neither the Company nor any of its Subsidiaries has violated any provision of, or committed or failed to perform any act which, with or without notice, lapse of time or both, would constitute a material default under the provisions of any such Material Contracts. Except as set forth on Schedule 3.18(b) of the Company Disclosure Schedule, to the Knowledge of the Company, no counterparty to any such Material Contracts has violated any provision of, or committed or failed to perform any act which, with or without notice, lapse of time or both would constitute a default or other breach under the provisions of, such contracts, agreements and commitments, except for defaults or breaches which would not reasonably be expected to be material, individually or in the aggregate. Except as set forth on Schedule 3.18 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to, or otherwise a guarantor of or liable with respect to, any interest rate, currency or other swap or derivative transaction, other than any such transactions which are not material to the business of the Company or any of its Subsidiaries. The Company has delivered or made available to the Purchaser a copy of each Material Contract prior to the date hereof. Except as set forth on

Schedule 3.18(b) of the Company Disclosure Schedule, (i) neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any counterparty has waived or failed to enforce any material rights or material benefits under any Material Contracts, and (ii) to the Knowledge of the Company, there has not occurred any event giving any counterparty to any such Material Contracts any right of termination, amendment or cancellation of such Material Contract.
          Section 3.19 Affiliate Transaction
          Except as disclosed in the Company SEC Reports, no director or officer of the Company or any of its Subsidiaries or, to the Knowledge of the Company, any employee of the Company or any of its Subsidiaries has, directly or indirectly, (i) an economic interest in any Person that has furnished or sold, or furnishes or sells, services or products that the Company or any of its Subsidiaries furnishes or sells; (ii) an economic interest in any Person that purchases from or sells or furnishes to, the Company or any of its Subsidiaries, any goods or services; (iii) a beneficial interest in any Contract disclosed pursuant to Section 3.13, Section 3.16 or Section 3.18 hereof; or (iv) served as an officer, director, employee or consultant of or otherwise receives remuneration from, any Person that is, or has engaged in business as, a competitor, lessor, lessee, customer or supplier of the Company or any of its Subsidiaries; provided that ownership of no more than one percent (1%) of the outstanding voting stock of a publicly traded corporation shall not be deemed an “economic interest in any Person” for purposes of this Section 3.19. Neither the Company nor any of its Subsidiaries has, in the three (3) years immediately prior to the date hereof, extended or maintained credit, arranged for the extension of credit or renewed an extension of credit in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of the Company or such Subsidiary.
          Section 3.20 Board Recommendation
          The Board of Directors of the Company, by resolution duly adopted by unanimous vote at a meeting duly called and held, and at which all directors were present, which resolution has not subsequently been rescinded or modified in any manner whatsoever, has (i) determined that this Agreement and the Merger and the other transactions contemplated hereby are fair to and in the best interests of the stockholders of the Company, (ii) approved and adopted this Agreement and approved the Merger, (iii) subject to Section 5.5, resolved to recommend that the holders of shares of the Company Common Stock approve this Agreement and the Merger, and (iv) subject to Section 5.5, directed that adoption of this Agreement and the Merger be submitted to the Company’s stockholders at the Company Stockholders’ Meeting. The actions described in this Section 3.20 and the favorable recommendation to the Company’s stockholders contemplated thereby are sometimes collectively referred to in this Agreement as the “Company Board Recommendation”.
          Section 3.21 Antitakeover Statutes
          Prior to the date hereof, the Board of Directors of the Company has approved the Merger and such action represents the only action necessary to exempt the Merger and this Agreement and the transactions contemplated hereby from the restrictions of Section 203 of the DGCL. No other antitakeover or similar foreign, federal, state or local statute or regulation applies or purports to apply to this Agreement, the Merger or any of the other transactions contemplated hereby.

          Section 3.22 Vote Required
          The vote of the holders of a majority of the outstanding shares of Company Common Stock entitled to vote thereon is the only vote of the holder of any class or series of capital stock of the Company or any of its Subsidiaries necessary to approve the Merger and the transactions contemplated herein.
          Section 3.23 Title to Personal Property; Condition and Sufficiency of Assets
          The Company and its Subsidiaries has good and valid title to, or, in the case of leased personal properties and assets, valid leasehold or subleasehold interests in, all of its material personal properties and assets used or held for use in the business of the Company and its Subsidiaries, as reflected in the most recent balance sheet of the Company referred to in Section 3.7(a) (the “Fixed Assets”), free and clear of any Liens, except for Permitted Liens. All of the Fixed Assets are in good operating condition and repair, subject to normal wear and tear, and are usable in the ordinary course of the business of the Company, except as would not be material. The Fixed Assets (including leased fixed assets) of the Company are sufficient to conduct the business of the Company from and after the Effective Time without interruption and in the ordinary course of business as currently conducted. No Person other than the Company or any of its Subsidiaries owns any rights or interests in any of the Fixed Assets of the Company.
          Section 3.24 Certain Business Practices
          Neither the Company, its Subsidiaries, their Affiliates, nor any other Person acting for or on behalf of any of the foregoing, has directly or indirectly (i) taken any action which would cause the Company or any of its Subsidiaries to be in violation of the United States Foreign Corrupt Practices Act of 1977, as amended, or any rules and regulations thereunder, or any similar applicable Legal Requirement; (ii) made any contribution, gift, bribe, rebate, payoff, influence payment, kick-back, or other payment to any Person, private or public, regardless of form, whether in money, property or services (a) to obtain favorable treatment in securing business, (b) to pay for favorable treatment for business secured, (c) to obtain special concessions or for special concessions already obtained, for or in respect of the Company, its Subsidiaries or any of their Affiliates, or (d) in violation of any Legal Requirement; or (iii) established or maintained any fund or asset that has not been recorded in the books and records of the Company or the appropriate Subsidiary of the Company.
          Section 3.25 Proxy Statement
          Except for information provided by the Purchaser in writing expressly for inclusion therein, none of the information contained or incorporated by reference in the Proxy Statement will, at the date it is first mailed to the Company’s stockholders or at the time of the Company Stockholders’ Meeting or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

          Section 3.26 Opinion of Financial Advisor
          The Board of Directors of the Company received the opinion of William Blair & Co., to the effect that, and based upon and subject to the factors and assumptions set forth therein, from a financial point of view, the Merger Consideration to be offered to the stockholders of the Company in the Merger is fair to such stockholders, and a copy of the written opinion will be provided to the Purchaser following the date of this Agreement. The Company has been advised that William Blair & Co., will consent to a description and inclusion of the opinion in the document required to be filed with the SEC in connection with the Merger and to references to William Blair & Co., in such document, provided that any such description and references are approved in advance by William Blair & Co.
          Section 3.27 Finders and Brokers
          No broker, finder or investment banker, financial advisor or other Person, other than SMH Capital, Inc. and William Blair & Co., is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or its Subsidiaries. The Company has provided the Purchaser with copies of all agreements under which any fees are payable to SMH Capital, Inc. and William Blair & Co., and all indemnification and other agreements related to the engagement of SMH Capital, Inc. and William Blair & Co.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER AND MERGER SUB
          The Purchaser and Merger Sub, jointly and severally, hereby represent and warrant to the Company, except as set forth in the Purchaser Disclosure Schedule delivered by the Purchaser and Merger Sub to the Company prior to the execution and delivery of this Agreement, which Purchaser Disclosure Schedule identifies exceptions only by the specific section or subsection of this Agreement to which each entry relates, which exceptions shall also apply to any other section or subsection of this Agreement to the extent that it is reasonably apparent that such exceptions are applicable to any other such section or subsection (the “Purchaser Disclosure Schedule”):
          Section 4.1 Organization and Qualification
          Each of the Purchaser and Merger Sub is a corporation duly formed, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization and has all requisite corporate power to own, lease and operate its properties and to carry on its business as currently conducted. Each of the Purchaser and Merger Sub is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, with such exceptions as would not reasonably be expected to have a material adverse effect on the Purchaser’s or Merger Sub’s ability to consummate the transactions contemplated by this Agreement. Complete and correct copies of each of the Purchaser’s and Merger Sub’s articles or certificate of incorporation and bylaws, all as amended to date, have been delivered or made available to the Company and no other organizational documents are applicable. Such articles or certificate of incorporation and bylaws are in full force and effect as of the date hereof and neither the Purchaser nor Merger Sub is in violation of any of their respective provisions.
          Section 4.2 Authorization
          Each of the Purchaser and Merger Sub has all requisite corporate power and corporate authority to execute and deliver this Agreement and to perform its obligations under this Agreement to which it is a party and to consummate the transactions contemplated hereby. The execution, delivery and performance by each of the Purchaser and Merger Sub of this Agreement and the consummation by each of the Purchaser and Merger Sub of the transactions contemplated hereby have been duly authorized by each of the Purchaser and Merger Sub, and no other corporate proceedings on the part of the either the Purchaser or Merger Sub are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement constitutes the legally valid and binding agreement of each of the Purchaser and Merger Sub, as the case may be (assuming due authorization, execution and delivery of this Agreement by the Company), enforceable against each of the Purchaser and Merger Sub in accordance with their respective terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar laws affecting generally the enforcement of creditors’ rights and remedies and general principles of equity, including any limitations on the availability of the remedy of specific performance or injunctive relief regardless of whether specific performance or injunctive relief is sought in a proceeding at law or in equity.
          Section 4.3 Capitalization and Share Ownership
          The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.01 per share, of which 1000 shares are duly authorized, validly issued and outstanding, fully paid, nonassessable and owned by the Purchaser free and clear of all Liens. No class of capital stock of Merger Sub is subject to preemptive (or similar) rights. Merger Sub was formed solely for the purpose of engaging in a business combination transaction with the Company and has engaged in no other business activities and has conducted its operations solely as contemplated hereby. Except as described in the first sentence of this Section 4.3, Merger Sub has not issued any capital stock or any options, warrants or other rights to acquire capital stock (or securities convertible into or exercisable or exchangeable for capital stock). Except for this Agreement, there are no options, warrants or other rights to acquire capital stock or other equity or voting interests in Merger Sub or securities convertible into or exercisable or exchangeable for capital stock or other equity or voting interests in Merger Sub. Except for this Agreement, no Person has any right to acquire any interest in the business or assets of Merger Sub (including any rights of first refusal or similar right).

          Section 4.4 Governmental Authorization; Noncontravention
          (a) The execution, delivery and performance by each of the Purchaser and Merger Sub of this Agreement and the consummation by each of the Purchaser and Merger Sub of the transactions contemplated hereby requires no consent, approval, authorization or permit of, action by or in respect of, or filing with or notification to, any Governmental Authority, other than (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which Merger Sub is qualified to do business, (ii) compliance with any applicable requirements of the HSR Act and other similar filings under the antitrust or anti-competition Legal Requirements of other foreign countries, (iii) compliance with any applicable requirements of the Securities Act, the Exchange Act, and any other applicable securities Legal Requirements, (iv) such other consents, approvals, authorizations and notifications as are set forth on Schedule 4.4(a) of the Purchaser Disclosure Schedule, and (v) any actions or filings the absence of which would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Purchaser’s or Merger Sub’s ability to consummate the transactions contemplated by this Agreement.
          (b) The execution, delivery and performance by each of the Purchaser and Merger Sub of this Agreement and the consummation by each of the Purchaser and Merger Sub of the transactions contemplated hereby do not and will not (i) contravene, conflict with or result in any violation or breach of any provision of the articles or certificate of incorporation or bylaws of either the Purchaser or Merger Sub, (ii) assuming compliance with the matters referred to in Section 4.4(a), contravene, conflict with or result in a violation or breach of any provision of any Legal Requirement applicable to the Purchaser or Merger Sub or by which their respective properties or assets are bound or affected, and (iii) require any consent or other action by any Person (other than as set forth in Section 4.4(a)) under, constitute a default (or an event that, with or without notice or lapse of time or both, would constitute a default), or cause or permit the termination, cancellation, acceleration, triggering or other change of any right or obligation or the loss of any benefit to which the Purchaser or Merger Sub is entitled under (1) any provision of any agreement or other instrument binding upon the Purchaser or Merger Sub or (2) any material permit, certificate, approval or other similar authorization from a Governmental Authority held by, or affecting, or relating in any way to, the assets or business of the Purchaser or Merger Sub, other than such exceptions in the case of clauses (1) and (2) as would not be reasonably expected to have, individually or in the aggregate, a material adverse effect on the Purchaser’s or Merger Sub’s ability to consummate the transactions contemplated by this Agreement.
          Section 4.5 Litigation
          As of the date hereof, (i) there is no suit, claim, Action, proceeding (at law or in equity) or investigation pending or, to the Purchaser’s knowledge, threatened against the Purchaser or Merger Sub or any of their respective properties or rights before or by any arbitrator, court or other Governmental Authority, and (ii) neither the Purchaser nor Merger Sub is subject to any outstanding judgment, writ, decree, injunction or order of any Governmental Authority or other arbitrator that, in any such case described in clauses (i) and (ii), would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the

Purchaser’s or Merger Sub’s ability to consummate the transactions contemplated by this Agreement. As of the date hereof, there are no Actions pending or, to the Purchaser’s knowledge, threatened, seeking to or that would reasonably be expected to prevent, hinder, modify, delay or challenge the transactions contemplated by this Agreement, including the Merger.
          Section 4.6 Ownership of Company Common Stock
          Neither the Purchaser nor Merger Sub beneficially own, directly or indirectly, any shares of Company Common Stock or is a party to any agreement, arrangement or understanding (other than this Agreement) for the purpose of acquiring, holding, voting or disposing of any shares of Company Common Stock.
          Section 4.7 Finders and Brokers
          No broker, finder or investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Purchaser.
          Section 4.8 Sufficient Funds
          Purchaser has, and at the Effective Time, will have, funds that are sufficient to consummate the transactions contemplated hereby and to pay all of Purchaser’s fees and expenses related to the transactions contemplated by this Agreement. Purchaser will provide such funds to the Exchange Agent at or prior to the Effective Time.
          Section 4.9 Information Supplied
          None of the information supplied in writing by Purchaser or Merger Sub for inclusion in the Proxy Statement will, at the date it is first mailed to the Company’s stockholders or at the time of the Company Stockholders’ Meeting or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.
ARTICLE V
PRE-CLOSING COVENANTS AND ADDITIONAL AGREEMENTS
          Section 5.1 Conduct of Business
          (a) During the period from the date of this Agreement and to the earlier of the Effective Time or the Termination Date, except as specifically contemplated or permitted by this Agreement (including pursuant to Section 5.5) or with the prior written consent of the Purchaser, the Company shall use commercially reasonable efforts, and shall cause its Subsidiaries to use commercially reasonable efforts, to carry on their respective businesses in the ordinary course consistent with past practice, use their respective commercially reasonable efforts to preserve intact their assets, present business organizations, lines of business, rights and franchises and their relationships with customers, suppliers, Employees, Independent Contractors and others having business dealings with them, and comply with all applicable Legal Requirements. In addition, and without limiting the generality of the foregoing, except (i) as specifically permitted or required by this Agreement (including pursuant to Section 5.5), (ii) as set forth in Schedule 5.1 of the Company Disclosure Schedule, (iii) as required by applicable Legal Requirements, or (iv) unless the Purchaser expressly consents in writing in advance, the Company will not, and will cause each of its Subsidiaries not to:
     (i) (1) amend, modify, terminate or enter into any Material Contract or other material transaction except, with respect to Material Contracts or material transactions other than those evidencing or relating to Indebtedness, for non-substantive amendments or modifications in the ordinary course of business consistent with past practice, or (2) waive, release or assign any material rights or claims under any Material Contract except, with respect to Material Contracts other than those evidencing Indebtedness, in the ordinary course of business consistent with past practice;
     (ii) (1) abandon, sell, assign or grant any security interest in or to any material Owned Intellectual Property, Third Party Intellectual Property or Third Party Intellectual Property Agreement, (2) grant to any third party any license, sublicense or covenant not to sue with respect to any material Owned Intellectual Property or Third Party Intellectual Property, other than to customers in the ordinary course of business consistent with past practice, (3) other than in the ordinary course of business consistent with past practice, develop, create or invent any material Intellectual Property jointly with any third party (other than under an agreement that has been disclosed to the Purchaser prior to the date hereof), (4) voluntarily disclose, or authorize any disclosure of, any confidential Owned Intellectual Property, unless such Owned Intellectual Property is subject to a confidentiality or non-disclosure covenant protecting against further disclosure thereof or (5) amend, modify or terminate any material Third Party Intellectual Property Agreement, except for non-substantive amendments or modifications in the ordinary course of business consistent with past practice;
     (iii) sell, lease, license, mortgage, encumber or otherwise dispose of or subject to a Lien (other than a Permitted Lien) any assets of the Company or any of its Subsidiaries, or any interests therein, except for the disposition of assets in the ordinary course of business consistent with past practice that do not, in the aggregate, exceed $250,000 (measured by the higher of the book value of all such assets sold or the proceeds from the sale thereof);
     (iv) amend or propose to amend its or any of its Subsidiaries’ certificate of incorporation or bylaws (or equivalent organizational documents);
     (v) split, combine, subdivide, reclassify, redeem, purchase or otherwise acquire any shares of its capital stock or other equity interests or declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof), in respect of its or its Subsidiaries’ capital stock, or redeem, repurchase or otherwise acquire or offer to redeem, repurchase or otherwise acquire any of its securities or any securities of the Company or any of its Subsidiaries, except for (1) dividends paid by any Subsidiary that is, directly or indirectly, wholly owned by the Company and (2) stock issuances made in connection with the exercise of any option, stock appreciation right or restricted stock unit award under the Company Option Plan or exercise of any outstanding Company Warrants;
     (vi) issue, deliver, sell, encumber or otherwise dispose of or subject to a Lien, or authorize the issuance, delivery, sale, encumbrance or disposition of, or Lien on any shares of its capital stock of any class or other equity interests or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such capital stock or other equity interests, other than the issuance of shares of the Company Common Stock upon the exercise of the Company Stock Options or Company RSUs outstanding as of the date hereof in accordance with their present terms and the issuance of shares of the Company Common Stock upon the exercise of the Company Warrants outstanding as of the date hereof in accordance with their present terms;
     (vii) except as required by applicable Legal Requirements or the terms of any Benefit Plan in effect as of the date hereof (1) increase benefits under any Benefit Plan, (2) increase funding under any Benefit Plan, (3) establish, adopt, enter into, amend (other than any amendment that would result in a reduction in the costs of such Benefit Plan) or terminate any Benefit Plan or any plan, agreement, program, policy, trust, fund or other arrangement that would be a Benefit Plan if it were in existence as of the date of this Agreement, (4) grant or agree to grant any increase in the rates of salaries or compensation payable to any Employee or Independent Contractor, (5) loan any money to any Employee or Independent Contractor of the Company, (6) grant any awards under any Benefit Plan (including the grant of stock options, stock appreciation rights, stock based or stock related awards, performance units or restricted stock or the removal of existing restrictions in any awards made thereunder) or take any action to accelerate the vesting or payment of any compensation or benefit under any Benefit Plan, except for acceleration of vesting of Company Stock Options or Company RSUs as required under the Company Option Plan, (7) take any action that could give rise to severance benefits payable to any Employee or Independent Contractor of the Company or its Subsidiaries, including as a result of consummation of any of the transactions contemplated by this Agreement, or (8) hire any new employee or consultant with an annual compensation level in excess of $100,000 or who is eligible to earn or is paid a bonus in excess of $25,000;
     (viii) acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a material portion or the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof having a value in excess of $250,000, or otherwise acquire or agree to acquire any assets having a value in excess of $250,000;

     (ix) enter into any material partnership arrangements; joint development agreements or strategic alliances, other than in the ordinary course of business consistent with past practice;
     (x) repurchase or incur, or agree to repurchase or incur, any Indebtedness in excess of $250,000;
     (xi) pay, discharge or satisfy any material claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) for an amount in excess of $250,000 or $500,000 in the aggregate, other than pursuant to agreements contemplating such payment, discharge or satisfaction entered into prior to the date hereof;
     (xii) settle or compromise any litigation, investigation, arbitration, proceeding or claim (whether or not commenced prior to the date of this Agreement) in the individual amount of $250,000 or $500,000 in the aggregate, other than settlements or compromises of litigation where the amount paid (after giving effect to insurance proceeds actually received) in settlement or compromise does not exceed the Company’s reserves on its books;
     (xiii) commence any lawsuit, other than (1) for the routine collection of bills, or (2) in such cases where the Company in good faith determines that failure to commence suit would result in the material impairment of a valuable aspect of the business of the Company or any of its Subsidiaries; provided that the Company shall consult with the Purchaser prior to the filing of such a suit;
     (xiv) make or change any Tax election, amend any Tax Return, apply for any rulings relating to Taxes, enter into any closing agreement in respect of Taxes, settle any Tax liability, claim or assessment in excess of amounts reserved therefor in the latest Company SEC Reports, consent to an extension or waiver of the limitation period applicable to any claim or assessment in respect of any Taxes, file any late Tax Return or file any Tax Return that is not the ordinary course of business;
     (xv) except as may be required as a result of a change in law or in GAAP, change any of the accounting methods, practices, policies or principles for financial accounting or Tax purposes;
     (xvi) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries (other than the Merger);
     (xvii) adopt or enter into any collective bargaining agreement or other labor union contract;
     (xviii) make any material changes to the insurance on its and its Subsidiaries assets without the Purchaser’s prior written consent, which consent shall not be unreasonably delayed or withheld;

     (xix) amend, modify, fail to perform its obligations under or terminate a Material Lease, except for non-substantive amendments or modifications in the ordinary course of business consistent with past practice, or effectuate a “plant closing” or “mass layoff,” as those terms are defined in WARN or other similar Legal Requirements (determined without regard to terminations of employment occurring on or after the Effective Time);
     (xx) make any individual or series of related payments outside the ordinary course of business in excess of $100,000;
     (xxi) fail to make in a timely manner any filings with the SEC required under the Securities Act or the Exchange Act or the respective rules and regulations promulgated thereunder;
     (xxii) change any of the material terms pursuant to which its products or services are generally sold or marketed, other than negotiation of individual contracts or purchase or service orders in the ordinary course of business consistent with past practice;
     (xxiii) enter into new lines of business (other than in accordance with business plans of the Company or any of its Subsidiaries that have been disclosed to the Purchaser prior to the date of this Agreement or discontinuations of products scheduled as of the date of this Agreement) or cease to engage in any material line of business in which the Company or any of its Subsidiaries is engaged as of the date of this Agreement; or
     (xxiv) authorize any of, or commit or agree to take any of, the foregoing actions.
          (b) Notwithstanding the foregoing, the Company shall not be restricted from taking any action with respect to any contract or agreement between the Company or its Subsidiaries and the Purchaser or its Affiliates. The foregoing shall not apply to any Tax filings.
          Section 5.2 Preparation of the Proxy Statement
          (a) As promptly as reasonably practicable following the execution of this Agreement, the Company shall prepare and file the Proxy Statement with the SEC. Thereafter, the Company shall use its reasonable best efforts to have the Proxy Statement cleared by the SEC and to be mailed to its stockholders as promptly as reasonably practicable; provided, however, the Company shall not be required to mail the definitive Proxy Statement to the Company’s stockholders prior to the No-Shop Period Start Date. Each of the Purchaser and Merger Sub shall furnish all information concerning its participation in the Merger transaction and itself and its Subsidiaries to the Company as may be reasonably requested in connection with the Merger transaction and the preparation, filing and distribution of the Proxy Statement. The Company shall cause the Proxy Statement to comply as to form and substance in all material respects with the applicable requirements of (i) the Exchange Act, including Sections 14(A) and 14(D) thereof and the respective regulations promulgated thereunder and (ii) the DGCL. Prior to filing or mailing the Proxy Statement, any related proxy materials or any amendment or supplement thereto, the Company shall provide the Purchaser and its advisors with a reasonable opportunity to review and comment on the material to be filed or mailed and shall make all changes to such material as reasonably may be requested by the Purchaser.

          (b) The Proxy Statement shall include the Company Board Recommendation, except only as otherwise permitted by Section 5.5 of this Agreement.
          (c) The Company shall notify the Purchaser promptly following receipt of any comments from the SEC and of any request by the SEC for amendments or supplements to the Proxy Statement and shall supply the Purchaser with copies of all correspondence with the SEC, as promptly as practicable, with respect to the Proxy Statement. The Parties shall cooperate in good faith in preparing and filing the Proxy Statement and any amendments or supplements thereto and in responding to any requests for additional information and comments from the SEC or the staff thereof. The Company shall provide the Purchaser and its advisors with a reasonable opportunity to review and comment on any proposed response (written or oral) to any such comment or request for information and shall make all changes to such responses as reasonably may be requested by the Purchaser.
          (d) If, at any time after the mailing of the definitive Proxy Statement and prior to the Company Stockholders Meeting, any event should occur that results in the Proxy Statement containing an untrue statement of a material fact or omitting to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they are made, not misleading, or that otherwise should be described in an amendment or supplement to the Proxy Statement, the Company and the Purchaser shall promptly notify each other of the occurrence of such event and then promptly prepare, file and clear with the SEC such amendment or supplement and the Company shall, as may be required by the SEC, mail to its stockholders each such amendment or supplement.
          Section 5.3 Access to Information
          Throughout the period from the date of this Agreement to the earlier of the Effective Time or the Termination Date, the Company shall, and shall cause each of its Subsidiaries to, afford to the Purchaser and its officers, employees, counsel, financial advisors and other representatives prompt, reasonable access during normal business hours to all of the Company’s and its Subsidiaries’ properties, books, contracts, commitments, personnel and records and, during such period, the Company shall, and shall cause each of its Subsidiaries to, furnish as promptly as practicable to the Purchaser such information concerning the Company’s and its Subsidiaries businesses, properties, financial condition, operations and personnel as the Purchaser may from time to time reasonably request, including the status of any stockholder litigation; provided that the Company may restrict the foregoing access to the extent that any law, rule or regulation of any Governmental Authority applicable to the Company or its Subsidiaries requires that the Company or its Subsidiaries restrict access to any properties or information. Any such investigation by the Purchaser shall not affect the representations or warranties of the Company contained in this Agreement. The Purchaser will hold any information provided under this Section 5.3 in confidence to the extent required by, and in accordance with, the provisions of the Confidentiality Agreement.

          Section 5.4 Company Stockholders’ Meeting
          Unless this Agreement has been terminated pursuant to Section 9.1, the Company shall establish a record date for and shall cause a meeting of its stockholders to be duly called and held as soon as reasonably practicable for the purpose of voting on the approval and adoption of this Agreement, the Merger and the related transactions (such meeting, the “Company Stockholders’ Meeting”). In connection with the Company Stockholders’ Meeting, the Company, acting through its Board of Directors, will, subject to Section 5.5(e), (i) recommend the approval and adoption of this Agreement, the Merger and the other transactions contemplated hereby, and (ii) otherwise comply with all Legal Requirements applicable to such meeting.
          Section 5.5 Acquisition Proposals
          (a) During the period beginning on the date of this Agreement and continuing until 12:01 a.m. (New York City time) on the 31st day following the date of this Agreement (the “No-Shop Period Start Date”), the Company and its Subsidiaries and their respective officers, directors, employees, investment bankers, attorneys, accountants, consultants or other agents, advisors or representatives (such Persons, together with the Subsidiaries of the Company, collectively, the “Representatives”) shall have the right to directly or indirectly: (i) initiate, solicit, facilitate and encourage Acquisition Proposals, including by way of providing access to non-public information to any other Person (or Persons) pursuant to a confidentiality and standstill agreement between any such Person and the Company on terms no less restrictive with respect to such Person than those contained in the Confidentiality Agreement (it being understood that such confidentiality and standstill agreement and any related agreements shall not include any provision calling for any exclusive right to negotiate with such Person or otherwise having the effect of prohibiting the Company from satisfying its obligations under this Agreement in full or in part); provided that the Company (A) gives written notice to the Purchaser of its intent to enter into a confidentiality and standstill agreement with any such Person, which notice shall include the identity of such Person, (B) shall comply with Section 5.5(d) with respect to any Acquisition Proposal received by the Company and (C) shall promptly make available to the Purchaser and Merger Sub any material non-public information concerning the Company or its Subsidiaries that is made available to any Person given such access which was not previously made available to Purchaser and Merger Sub; and (ii) enter into and maintain or continue discussions or negotiations with respect to Acquisition Proposals or otherwise cooperate with or assist or participate in, or facilitate any inquiries, proposals, discussions or negotiations regarding an Acquisition Proposal.
          (b) Except as permitted by the following provisions of this Section 5.5, from the No-Shop Period Start Date until the earlier of the Effective Time or the Termination Date, the Company will not, and will cause its Representatives not to, directly or indirectly:
     (i) solicit, initiate or encourage any Acquisition Proposal, or engage in any discussions or negotiations regarding an Acquisition Proposal;
     (ii) disclose any non-public information relating to the Company or any of its Subsidiaries, or their businesses, assets, liabilities or prospects or afford access to the properties, books or records of the Company or any of its Subsidiaries to, any Person regarding an Acquisition Proposal; or

     (iii) enter into any letter of intent, agreement in principle, acquisition agreement or similar agreement relating to an Acquisition Proposal;
provided that, prior to obtaining the Company Stockholders’ Approval, the Company may negotiate or otherwise engage in discussions with, and furnish non-public information relating to the Company or any of its Subsidiaries, or their businesses, assets, liabilities or prospects or afford access to the properties, books or records of the Company or any of its Subsidiaries to, any Person (a “Third Party”) who delivers an unsolicited written bona fide Acquisition Proposal (x) that did not result from a breach by the Company or any of the Representatives, after the commencement of the No-Shop Period Start Date, of the terms of this Section 5.5(b), (y) that the Board of Directors of the Company determines in good faith (after consulting with its existing financial advisor), by resolution duly adopted, that such proposal or offer constitutes, or could reasonably be expected to lead to, a Superior Proposal, and (z) with respect to which the Board of Directors of the Company determines in good faith (after consultation with the Company’s outside counsel), by resolution duly adopted, that the failure to take such action would be inconsistent with the fiduciary duties of the Company’s Board of Directors under applicable Legal Requirements; provided further that the Company may furnish non-public information to a Third Party only after the Company (1) gives written notice to the Purchaser of its intent to furnish information or enter into discussions with such Third Party prior to taking any such action, which notice shall include the identity of the Third Party making such written Acquisition Proposal and a copy of such written Acquisition Proposal (and the Company shall thereafter provide the Purchaser within one (1) Business Day with copies or reasonably detailed summaries of any additional written or oral materials, proposals or amendments received that relate to such written Acquisition Proposal), (2) obtains from such Third Party an executed confidentiality and standstill agreement on terms no less restrictive with respect to such Third Party than those contained in the Confidentiality Agreement (it being understood that such confidentiality agreement and standstill agreement and any related agreements shall not include any provision calling for any exclusive right to negotiate with such Third Party or otherwise having the effect of prohibiting the Company from satisfying its obligations under this Agreement in full or in part), and (3) provides or makes available to the Purchaser correct and complete copies of any non-public information to be provided or made available to such Third Party.
          “Superior Proposal” means any bona fide, written Acquisition Proposal not solicited in breach of Section 5.5 from a Third Party that (i) is for more than fifty percent (50%) of the voting power of the Company or fifty percent (50%) of the consolidated assets of the Company, (ii) a majority of the entire Board of Directors of the Company determines in good faith (after consultation with its financial advisor and outside legal counsel), taking into account the Person making the Acquisition Proposal and the likelihood and timing of consummation (including the financial, legal, regulatory and other aspects of the Acquisition Proposal deemed relevant by the Board of Directors of the Company in good faith), would result in a transaction that is superior from a financial point of view to the Company’s stockholders than the Merger, including, to the extent received, any proposed alterations of the terms of this Agreement proposed by the Purchaser in response to such Superior Proposal, and (iii) is not subject to any material contingency, including any contingency related to financing, unless, in the good faith judgment of the Board of Directors of the Company, such contingency is reasonably capable of being satisfied by such Third Party within a reasonable period of time.

          (c) The parties agree that, notwithstanding the commencement of the obligations of the Company under Section 5.5(b) on the No-Shop Period Start Date, the Company may continue to engage in the activities described in Section 5.5(a) with respect to an Acquisition Proposal submitted by an Excluded Party prior to the No-Shop Period Start Date, including with respect to any amended or revised proposal submitted by such Excluded Party on or after the No-Shop Period Start Date; provided that the Company has complied with its obligations under Section 5.5(a). For purposes hereof, “Excluded Party” means any Person or group of Persons from whom the Company or any of the Representatives has received an Acquisition Proposal after the execution of this Agreement and prior to the No-Shop Period Start Date that, prior to the No-Shop Period Start Date, the Board of Directors of the Company determines in good faith that such Acquisition Proposal constitutes a Superior Proposal. Notwithstanding anything contained in this Section 5.5 to the contrary, any Excluded Party shall cease to be an Excluded Party for all purposes under this Agreement immediately at such time as the Acquisition Proposal made by such Person is withdrawn, is terminated or expires or fails to satisfy the requirements of Section 5.5(c). At the No-Shop Period Start Date, the Company shall, and shall cause its Representatives to, immediately cease and cause to be terminated any solicitation, encouragement, discussion or negotiation with any Person (other than with respect to Excluded Parties) conducted theretofore by the Company or its Representatives with respect to any Acquisition Proposal and use its (and will cause its Representatives to use their) reasonable best efforts to cause to be returned or destroyed all confidential information provided or made available to such Person.
          (d) The Company will notify the Purchaser and Merger Sub promptly (but in no event later than one (1) Business Day) after receipt by the Company (or any of its Representatives) of (i) any Acquisition Proposal (and any additional written or oral materials, proposals or amendments received that relate to such Acquisition Proposal), or (ii) any communication with the Company or request for information relating to the Company (including non-public information) or for access to the properties, books or records of the Company by any Person that could reasonably be expected to lead to an Acquisition Proposal. Such notice shall include the identity of the Third Party making such Acquisition Proposal and a copy or reasonably detailed summary of such Acquisition Proposal (and copies or reasonably detailed summaries of any additional written or oral materials, proposals or amendments received that relate to such Acquisition Proposal).
          (e) In the event that prior to obtaining the Company Stockholders’ Approval, the Board of Directors of the Company determines in good faith, by resolution duly adopted after consultation with its existing financial advisor and outside counsel, that the failure to withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to the Purchaser and Merger Sub, the Company Board Recommendation (a “Change in the Company Recommendation”) is inconsistent with the fiduciary duties of the Company’s Board of Directors under applicable Legal Requirements, then the Company’s Board of Directors may make a Change in the Company Recommendation. If after considering an Acquisition Proposal, but prior to obtaining the Company Stockholders’ Approval, the Company’s Board of Directors determines that an Acquisition Proposal received pursuant to Sections 5.5(a) or 5.5(b) hereof constitutes a Superior Proposal, the Company may enter into a definitive agreement to implement such Superior Proposal (in the form previously provided to the Purchaser below), but only (1) after providing written notice to the Purchaser (a “Notice of Superior Proposal”) advising the Purchaser that the Company’s Board of Directors has received a Superior Proposal, identifying the Third Party making such Superior Proposal and indicating that the Company’s Board of Directors intends to effect a Change in the Company Recommendation, accompanied by a copy of the definitive agreement proposed to be entered into with such Third Party, (2) if the Purchaser does not within three (3) Business Days after the Purchaser’s receipt of the Notice of Superior Proposal, make an offer that is at least as favorable to the Company’s stockholders from a financial point of view (as determined in good faith by the Company’s Board of Directors) as such Superior Proposal, and (3) if simultaneously with executing such definitive agreement the Company (x) terminates this Agreement and (y) pays the Termination Fee and the Purchaser Expenses to the Purchaser.
          (f) Nothing contained in this Section 5.5 shall prevent the Company from taking and disclosing to the stockholders of the Company a position with respect to an Acquisition Proposal by a Third Party to the extent required by Rule 14e-2 and Rule 14d-9 under the Exchange Act or making such disclosure to the Company stockholders if, in the good faith judgment of the Company’s Board of Directors (after consulting with its outside legal counsel) failure to so disclose would be inconsistent with applicable Legal Requirements; provided, that in connection therewith neither the Company nor the Company’s Board of Directors nor any committee thereof shall, except as specifically permitted in Section 5.5(e), make a Change in the Company Recommendation.
          Section 5.6 Reasonable Efforts; Consents
          Subject to the terms and conditions of this Agreement, each of the Parties shall, and shall cause their respective Subsidiaries to, use their commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including (i) the obtaining of any necessary consent, authorization, order or approval of, or any exemption by, any Governmental Authority and/or any other public or private third party which is required to be obtained by such Party or any of its Subsidiaries in connection with the Merger and the other transactions contemplated by this Agreement and the making or obtaining of all necessary filings and registrations with respect thereto, including filings under the HSR Act, if required, (ii) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement, and (iii) the taking of all acts necessary to cause the conditions of the Closing to be satisfied as promptly as practicable and the taking of all actions necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to this Agreement, the Merger or any other transactions contemplated by this Agreement.

          Section 5.7 Employee Benefits
          (a) For a period of twelve (12) months following the Effective Time, the Purchaser shall provide, or shall require the Surviving Corporation to provide, active employees of the Surviving Corporation and its Subsidiaries with employee benefits that are not materially less favorable in the aggregate than those provided by the Company or its Subsidiaries to its employees as of immediately prior to the Effective Time; provided that in no event shall the Purchaser or the Surviving Corporation be obligated to continue, provide or otherwise take into account any Benefit Plan that relates to equity interests or that is an equity-based arrangement; and provided, further, that nothing herein shall be construed to mean that the Purchaser or the Surviving Corporation cannot amend or terminate any particular Benefit Plan or any other employee benefit, compensation or incentive plan, policy or arrangement so long as the requirements of this Section 5.7 and applicable Legal Requirements are otherwise satisfied. Nothing in the foregoing shall be construed to cancel or impair existing contractual obligations of the Company or its Subsidiaries to any Employee in effect immediately prior to the Effective Time.
          (b) With respect to any employee benefit plans of the Purchaser in which the employees of the Surviving Corporation or its Subsidiaries participate subsequent to the Effective Time, the Purchaser shall, or shall cause the Surviving Corporation or its Subsidiaries to (i) with respect to Purchaser’s medical, dental and vision plans, waive all limitations as to pre-existing condition exclusions or other limitations or eligibility waiting periods applicable to such employees to the same extent as Purchaser would with respect to other transferred employees (or, with respect to any insured plan, to request that the insurance company waive such limitations), provided that the employee comply with plan administration requirements, and (ii) recognize all service of the employees of the Company or its Subsidiaries with such entity for purposes of eligibility to participate and vesting (but not benefit service), under any employee benefit plan of the Purchaser in which such employees may be eligible to participate after the Effective Time; provided, however, that no such service recognition shall result in any duplication of benefits.
          (c) Nothing in this Agreement shall confer upon any Person any right to continued employment with the Purchaser or the Surviving Corporation, nor shall anything herein interfere with the right of the Purchaser or the Surviving Corporation to terminate the employment or services of any Person at any time following the Effective Date, with or without cause, or to restrict any of the Purchaser, the Surviving Corporation or any of their Affiliates in modifying any of the terms and conditions of the employment or service relationship of any Person following the Effective Date. Except as set forth in Section 5.9, nothing in this Agreement, express or implied, shall confer upon any Employee (or any of their respective beneficiaries or alternate payees) any rights or remedies under or by reason of this Agreement. Nothing contained in this Agreement (including, without limitation, this Section 5.7) shall (i) amend, or be deemed to amend, any Benefit Plan of the Company or its Subsidiaries; (ii) provide any Person not a party to this Agreement with any right, benefit or remedy with regard to any Benefit Plan of the Company or its Subsidiaries or a right to enforce any provision of this Agreement; or (iii) limit in any way the Purchaser’s or the Surviving Corporation’s ability to amend or terminate any Benefit Plan of the Company or its Subsidiaries at any time pursuant to the terms of such Benefit Plans.

          Section 5.8 Control of Other Party’s Business
          Nothing contained in this Agreement shall give the Purchaser or Merger Sub, directly or indirectly, the right to control or direct the Company’s operations prior to the Effective Time. Nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct the Purchaser’s or Merger Sub’s operations prior to the Effective Time. Prior to the Effective Time, each of the Parties shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over their respective operations.
          Section 5.9 Directors’ and Officers’ Indemnification and Insurance
          (a) The Purchaser and Merger Sub agree that all rights to exculpation and indemnification for acts or omissions occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time (including any matters arising in connection with the Merger and the other transactions contemplated by this Agreement), now existing in favor of the current or former directors, officers or employees, as the case may be, of the Company or its Subsidiaries (such Persons, the “Indemnified Parties”), as provided in their respective certificates of incorporation or bylaws (or comparable organization documents) or in any indemnification agreement between the Company or any of its Subsidiaries and an Indemnified Party, in each case as in effect on the date of this Agreement, shall survive the Merger and shall continue in full force and effect. The Surviving Corporation shall (and the Purchaser shall cause the Surviving Corporation to) indemnify, defend and hold harmless, and advance expenses to Indemnified Parties with respect to all acts or omissions by them in their capacities as such at any time prior to the Effective Time, to the fullest extent required by: (i) the certificate of incorporation or by-laws (or equivalent organizational documents) of the Company or any of its Subsidiaries as in effect on the date of this Agreement; and (ii) any indemnification agreements between the Company or any of its Subsidiaries and any Indemnified Party, in each case as in effect on the date of this Agreement.
          (b) The Purchaser and the Surviving Corporation shall cause to be maintained for a period of at least six (6) years after the Effective Time coverage under the Company’s directors’ and officers’ liability insurance policies as in effect on the date hereof for acts or omissions occurring prior to the Effective Time (“D&O Insurance”); provided that (i) the Purchaser may substitute therefor policies with a reputable insurer of comparable credit quality of substantially similar coverage and amounts containing terms no less advantageous in the aggregate to the Indemnified Parties, (ii) if the existing D&O Insurance expires or is canceled during such period, the Purchaser and the Surviving Corporation will use their commercially reasonable efforts to obtain substantially similar D&O Insurance from a reputable insurer of comparable credit quality, (iii) in no event shall the Purchaser or the Surviving Corporation be required to expend more than 250% of the last annual premiums paid by the Company immediately prior to the Effective Time (the “Maximum Premium Amount”) to maintain or procure D&O Insurance pursuant to this Section 5.9 and (iv) if the premiums of such D&O Insurance would exceed the Maximum Premium Amount, the Purchaser or the Surviving

Corporation shall obtain a policy with the greatest coverage reasonably available for a cost not exceeding the Maximum Premium Amount. In lieu of the foregoing, the Purchaser may, or may cause the Surviving Corporation to, purchase six (6) year tail coverage covering acts or omissions prior to the Effective Time on terms not materially less favorable to any director, officer or employee to the existing policy of the Company as in effect on the date hereof. Premiums for such tail coverage shall not exceed the Maximum Premium Amount.
          (c) The provisions of this Section 5.9 shall survive consummation of the Merger and expressly are intended to benefit each of the Indemnified Parties. The rights of each Indemnified Party hereunder shall be in addition to, and not in limitation of, any other rights such Indemnified Party may have under any other indemnification arrangement.
          (d) In the event the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then and in either case, proper provision shall be made so that the successors and assigns of the Surviving Corporation shall assume the obligations in this Section 5.9.
          (e) The Surviving Corporation shall pay all reasonable costs and expenses, including reasonable attorneys’ fees, that may be incurred by any Indemnified Party in successfully enforcing the indemnity and other obligations set forth in this Section 5.9.
          Section 5.10 Public Statement and Press Releases
          Each of the Parties agrees that it shall not, without the prior written consent of the other Parties, make any press release or other public statement concerning this Agreement or the transactions contemplated hereby; provided, however, that (i) the Parties shall mutually agree upon their respective initial press releases regarding the execution of this Agreement and the transactions contemplated hereby, (ii) nothing in this Section 5.10 shall be deemed to prohibit any party hereto from making any disclosure which is consistent in all material respects with the press releases issued by either Party pursuant to clause (i) or, (iii) nothing in this Section 5.10 shall be deemed to prohibit any party hereto from making any disclosure which its counsel deems necessary in order to fulfill such Party’s disclosure obligations imposed by Legal Requirement or the rules of any national securities exchange or automated quotation system, so long as the disclosing Party consults with the other Parties prior to such disclosure and considers in good faith the other Parties’ considerations with respect to such disclosure.
          Section 5.11 Notice Obligations
          From the date of this Agreement until the Effective Time, each of the Parties will give prompt notice to the other Parties of:
          (a) the occurrence, or non-occurrence, of any event, the occurrence or non-occurrence of which would reasonably be expected to cause any representation or warranty of such Party contained in this Agreement to be untrue or inaccurate, in each case at any time from and after the date of this Agreement until the Effective Time; and

          (b) any failure to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by such Party under this Agreement.
          No notification pursuant to this Section 5.11 will be deemed to amend or supplement the Company Disclosure Schedule, prevent or cure any misrepresentation, breach of warranty or breach of covenant, or limit or otherwise affect any rights or remedies available to the Party receiving notice, including pursuant to Article IX.
          Section 5.12 Certain Actions and Proceedings
          The Company shall (a) advise the Purchaser promptly of the assertion or purported assertion of any Action instituted against the Company or any of its Subsidiaries (or any of their respective directors or officers) or threatened by any Governmental Authority or any Person (other than the Company or any of its Subsidiaries) to restrain or prohibit or otherwise oppose the Merger, this Agreement, the Voting Agreement or the transactions contemplated hereby or thereby, or to seek damages or a discovery order in connection therewith, (b) give the Purchaser a reasonable opportunity to consult in the response to and defense of any such Action, and (c) subject to Section 5.5, use its reasonable best efforts to defend any such Actions. The Purchaser shall cooperate with the Company in its efforts to defend such Actions, provided that any request from the Company for such cooperation is reasonable.
          Section 5.13 Monthly Financial Statements
          The Company will provide to the Purchaser a true and complete copy of each of the Company’s unaudited monthly financial statements for the period beginning March 1, 2008, through the Closing, which monthly financial statements shall be prepared in good faith (i) from the books and records of the Company and its Subsidiaries and (ii) except that such monthly financial statements do not include footnote disclosures as required by GAAP and are subject to (A) normal year end adjustments consistent with past practice, which adjustments shall not be material in the aggregate and (B) changes in deferred tax (and related tax expense) amounts, in accordance with GAAP consistently applied throughout the periods covered thereby, except for changes, if any, required by GAAP.
          Section 5.14 Pre-Acquisition Reorganization
          The Company shall, and shall cause each of its Subsidiaries, to take such actions prior to the Effective Time (each, a “Pre-Acquisition Reorganization Activity”) if and in the manner the Purchaser and/or Merger Sub request, to be completed on or prior to the Closing Date, provided that the Pre-Acquisition Reorganization Activity is not prejudicial to the Company, its Subsidiaries, or the shareholders thereof, and does not require the approval or consent of the holders of Exchangeable Shares. No such actions requested by the Purchaser and/or Merger Sub shall, if taken as requested, be considered to constitute a breach of the representations or warranties or covenants hereunder. Without limiting the foregoing, a “Pre-Acquisition Reorganization Activity” may include a capitalization, transfer or cancellation of any intercompany debt requested to be capitalized, transferred or cancelled by Purchaser and/or Merger Sub, and the Company shall cooperate with Purchaser and Merger Sub in calculating the tax basis in any Subsidiary identified by Purchaser and/or Merger Sub.

ARTICLE VI
CONDITIONS TO EACH PARTY’S OBLIGATIONS
          The respective obligations of each Party to this Agreement to effect the Merger and complete the other transactions provided for herein are subject to the fulfillment (or waiver by the Parties) at or prior to the Effective Time of the following conditions (provided that a Party may not rely on the failure of any condition to be satisfied if such failure was caused by such Party’s failure to use commercially reasonable efforts to consummate the Merger and the other transactions contemplated by this Agreement):
          Section 6.1 Company Stockholders’ Approval
          The Company Stockholders’ Approval shall have been obtained in accordance with applicable Legal Requirements, the certificate of incorporation and bylaws of the Company and the provisions of this Agreement.
          Section 6.2 Legal Prohibition
          No Legal Prohibition shall have been enacted and be in effect.
          Section 6.3 Receipt of Government Consents
          All consents, approvals, authorizations, qualifications and orders of any Governmental Authority set forth on Schedule 6.3 of the Company Disclosure Schedule shall have been obtained and evidence thereof, in form reasonably satisfactory to the Parties, shall have been delivered to the Parties and shall be in full force and effect as of the Closing and any waiting period (and any extension thereof) under the HSR Act or other similar filings under the antitrust or anti-competition Legal Requirements of other foreign countries shall have expired.
ARTICLE VII
CONDITIONS OF THE PURCHASER’S AND MERGER SUB’S OBLIGATIONS
          The obligations of the Purchaser and Merger Sub to effect the Merger and complete the other transactions provided for in this Agreement are subject to the fulfillment (or waiver by the Purchaser or Merger Sub) at or prior to the Effective Time of the following conditions:
          Section 7.1 Receipt of Third Party Consents
          All consents, approvals and authorizations listed on Schedule 7.1 of the Company Disclosure Schedule shall have been obtained and evidence thereof, in form reasonably satisfactory to the Purchaser, shall have been delivered to the Purchaser and shall be in full force and effect as of the Closing.

          Section 7.2 Performance by Company
          The Company shall have performed in all material respects all of its agreements and covenants contained in this Agreement required to be performed by it at or prior to the Effective Time.
          Section 7.3 Truth of Representations and Warranties
          Each of the representations and warranties of the Company contained in this Agreement (i) if specifically qualified by materiality, Material Adverse Effect or other similar terms shall be true and complete as so qualified and (ii) if not qualified by materiality, Material Adverse Effect or other similar terms, shall be true and complete in all material respects, in each such case on and as of the date hereof and as of the Closing Date, with the same effect as if then made (except where any such representation or warranty is as of a specific earlier date, in which event it shall remain true and complete (as qualified) as of such earlier date), except as to both clauses (i) and (ii) for any failure to be so true (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) that has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
          Section 7.4 Company’s Closing Certificate
          The Company shall have delivered to the Purchaser at Closing an officer’s certificate of the Company, solely in such capacity on the behalf of the Company, certifying (i) as to the incumbency and signatures of the officers of the Company who executed this Agreement, (ii) as to the adoption of resolutions of the Board of Directors of the Company being correct, complete and in full force and effect on the Closing Date (though not necessarily dated as of the Closing Date), authorizing (A) the execution and delivery of this Agreement, and (B) the performance of the obligations of the Company hereunder, (iii) as to the Company’s bylaws and all amendments thereto as being correct, complete and in full force and effect on the Closing Date and (iv) that the conditions to the Purchaser’s obligations to consummate the transactions contemplated by this Agreement set forth in Sections 7.2 and 7.3 have been satisfied.
          Section 7.5 No Material Adverse Effect
          Since the date of this Agreement there shall not have been or occurred any Material Adverse Effect.
          Section 7.6 Restraint
          There is no pending suit, action or proceeding by any Governmental Authority challenging the consummation of the Merger or otherwise seeking to impose material limitations on the ability of Purchaser to hold full rights of ownership of any securities of the Company, seeking to impose material limitations on the ability of Purchaser to effectively control and operate the business and assets of the Company and its Subsidiaries, seeking to obtain damages arising out of the Merger or seeking to compel Purchaser to divest or hold separate any significant portion of the business, assets or property of the Company (a “Restraint”).

          Section 7.7 FIRPTA Certificate
          On or prior to the Effective Time, the Company shall deliver to the Purchaser a properly executed statement in a form reasonably acceptable to Purchaser for purposes of satisfying the Purchaser’s obligations under Treasury Regulation Section 1.1445-2(c)(3).
          Section 7.8 Exchangeable Shares
          No Exchangeable Shares shall have been issued after the date of this Agreement and all of the Exchangeable Shares which are issued and outstanding as of the date of this Agreement shall have been exchanged immediately prior to the Closing for Company Common Stock by way of exercise by 1305699 Alberta ULC of the redemption call right in the articles of the Canadian Subsidiary.
ARTICLE VIII
CONDITIONS OF COMPANY’S OBLIGATIONS
          The obligations of the Company to effect the Merger and complete the other transactions provided for in this Agreement are subject to the fulfillment (or waiver by the Company) at or prior to the Effective Time of the following conditions:
          Section 8.1 Performance by the Purchaser and Merger Sub
          The Purchaser and Merger Sub shall have performed in all material respects all of their respective agreements and covenants contained in this Agreement required to be performed by such Party at or prior to the Effective Time, including the deposit of the Merger Consideration into the Exchange Fund.
          Section 8.2 Truth of Representations and Warranties
          Each of the representations and warranties of the Purchaser and Merger Sub contained in this Agreement (i) if specifically qualified by materiality, material adverse effect or other similar terms shall be true and complete as so qualified and (ii) if not qualified by materiality, material adverse effect or other similar terms shall be true and complete in all material respects, in each such case on and as of the date hereof and as of the Closing Date, with the same effect as if then made (except where any such representation or warranty is as of a specific earlier date, in which event it shall remain true and correct (as qualified) as of such earlier date), except with respect to both clauses (i) and (ii) for any failure to be so true (without giving effect to any limitation as to “materiality” or “material adverse effect” set forth therein) that has not had and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Purchaser’s or the Merger Sub’s ability to consummate the transactions contemplated by this Agreement.

          Section 8.3 Purchaser’s Closing Certificate
          The Purchaser shall deliver to the Company at Closing an officer’s certificate of the Purchaser, solely in such capacity on the behalf of the Purchaser, certifying (i) as to the incumbency and signatures of the officers of the Purchaser and Merger Sub who execute this Agreement, (ii) as to the adoption of resolutions of the Board of Directors of the Purchaser and Merger Sub being correct, complete and in full force and effect on the Closing Date (though not necessarily dated as of the Closing Date), authorizing (A) the execution and delivery of this Agreement, and (B) the performance of the obligations of the Purchaser and Merger Sub hereunder, (iii) as to the Purchaser’s and Merger Sub’s bylaws and all amendments thereto being correct, complete and in full force and effect on the Closing Date and (iv) that the conditions to the Company’s obligations to consummate the transactions contemplated by this Agreement set forth in Sections 8.1 and 8.2 with respect to the Purchaser and Merger Sub have been satisfied.
ARTICLE IX
TERMINATION
          Section 9.1 Termination
          This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after receipt of Company Stockholders’ Approval (any such date, the “Termination Date”):
          (a) by the mutual written agreement of the Company and the Purchaser;
          (b) by either the Company or the Purchaser upon written notice to the other Party:
     (i) if the Merger has not been consummated on or before September 30, 2008 (such date, as it may be extended as set forth below, the “End Date”); provided that the right to terminate this Agreement pursuant to this Section 9.1(b)(i) shall not be available to a Party whose breach of any provision of this Agreement results in the failure of the Merger to be consummated by the End Date;
     (ii) after the date of this Agreement, if any Governmental Authority (including any federal or state court of competent jurisdiction) shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, judgment, injunction or other order that prevents or prohibits consummation of the Merger or any of the other material transactions contemplated in this Agreement (a “Legal Prohibition”), in any case that is in effect, final and non-appealable;
     (iii) if the Company Stockholders’ Approval shall not have been obtained following a vote at the Company Stockholders’ Meeting (or any adjournment or postponement thereof); or

     (iv) if any Restraint shall be in effect and shall have become final and non-appealable;
          (c) by the Purchaser upon written notice to the Company:
     (i) if at any time after a Change in the Company Recommendation or if the Board of Directors of the Company shall have (A) approved or recommended or announced a neutral position with respect to any Acquisition Proposal or (B) failed to reaffirm its recommendation of this Agreement and the Merger within five (5) Business Days of being requested by the Purchaser to do so, or (C) resolved to do any of the foregoing;
     (ii) if any of the Company’s (A) representations and warranties shall have been inaccurate as of the date of this Agreement, such that the condition set forth in Section 7.3 would not be satisfied, or (B) representations and warranties become inaccurate as of a date subsequent to the date of this Agreement (as if made on such subsequent date), such that the condition set forth in Section 7.3 would not be satisfied, or (C) covenants contained in this Agreement shall have been breached, such that the condition set forth in Section 7.2 would not be satisfied; provided that no such inaccuracy or breach under the foregoing clauses shall give rise to a right to terminate, unless such inaccuracy or breach cannot be or is not cured within thirty (30) days of notice of such inaccuracy or breach from the Purchaser (or, if sooner, the date prior to the End Date);
          (d) by Company upon written notice to the Purchaser:
     (i) in accordance with the terms and subject to the conditions of Section 5.5(e); provided that such termination under this clause (d)(i) shall not be effective until the Company has tendered payment of the fees and expenses required pursuant to Section 9.3(c); or
     (ii) if any of the Purchaser’s or Merger Sub’s (A) representations and warranties shall have been inaccurate as of the date of this Agreement, such that the condition set forth in Section 8.2 would not be satisfied, or (B) representations and warranties become inaccurate as of a date subsequent to the date of this Agreement (as if made on such subsequent date), such that the condition set forth in Section 8.2 would not be satisfied, or (C) covenants contained in this Agreement shall have been breached, such that the condition set forth in Section 8.1 would not be satisfied; provided that no such inaccuracy or breach under the foregoing clauses shall give rise to a right to terminate, unless such inaccuracy or breach cannot be or is not cured within thirty (30) days of notice of such inaccuracy or breach from the Company (or, if sooner, the date prior to the End Date).
          Section 9.2 Effect of Termination
          If this Agreement is terminated pursuant to Section 9.1, this Agreement shall become void and of no effect without liability of any Party (or any stockholder, director, officer, employee, agent, consultant or representative of such Party) to the other Parties hereto, except that (i) the agreements contained in Sections 9.2 and 9.3 and Article X of this Agreement and in the Confidentiality Agreement shall survive the termination hereof, and (ii) no such termination shall relieve any Party of any liability or damages resulting from any willful breach by such Party of this Agreement. If this Agreement is terminated by a Party because of breach of this Agreement by another Party or because one or more of the conditions to the terminating Party’s obligations under this Agreement is not satisfied as a result of the other Party’s failure to comply with its obligations under this Agreement, the terminating Party’s right to pursue all legal remedies will survive such termination unimpaired.
          Section 9.3 Fee and Expenses
          (a) Except as otherwise provided in this Section 9.3, all costs, fees and expenses incurred in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement shall be paid by the Party incurring such cost, fee or expense whether or not the Merger is consummated.
          (b) If this Agreement is terminated pursuant to Section 9.1(c)(i), then the Company shall pay to the Purchaser in cash within one (1) Business Day after such termination (i) a termination fee of $500,000 (the “Termination Fee”) and (ii) the Purchaser’s expenses in respect of this Agreement, the Voting Agreement and all of the respective transactions contemplated thereby, including the Merger, which for purposes of this Agreement shall be deemed to be an amount equal to $2,000,000 (the “Purchaser Expenses”).
          (c) If this Agreement is terminated by the Company pursuant to Section 9.1(d)(i), then the Company shall pay to the Purchaser the Termination Fee and the Purchaser Expenses concurrent with such termination.
          (d) If this Agreement is terminated pursuant to Sections 9.1(b)(i), 9.1(b)(iii), or 9.1(c)(ii), and (1) after the date hereof and prior to such termination, a Third Party has made or delivered an Acquisition Proposal and (2) within twelve (12) months of any such termination, either (A) the Company or any of its Subsidiaries enters into any letter of intent, agreement in principle, acquisition agreement or other similar arrangement with any Third Party with respect to, or consummates, an Acquisition Proposal, or (B) if neither the Company nor any of its Subsidiaries has entered into an agreement or other arrangement contemplated in Section 9.3(d)(2)(A) and any Third Party commences a tender offer or exchange offer that, if consummated, would result in the acquisition by such Third Party, or any Affiliate thereof, making the tender or exchange offer of fifty percent (50%) or more of the Company Common Stock, then in either case the Company shall pay to the Purchaser the Termination Fee and the Purchaser Expenses (x) on the date of the agreement in respect of the Acquisition Proposal or, if earlier, consummation of the transaction in respect of the Acquisition Proposal contemplated by Section 9.3(d)(2)(A), or (y) within one (1) Business Day after the closing of the tender or exchange offer contemplated by Section 9.3(d)(2)(B).
          (e) Any payment of the Termination Fee or Purchaser Expenses shall be made by wire transfer of immediately available funds. If the Company fails to pay the Termination Fee or Purchaser Expenses at the times provided above, it shall pay the costs and expenses of the Purchaser (including reasonable legal fees and expenses) in connection with any action, including the prosecution of any lawsuit or other legal action, taken to collect payment, together with interest on the amount of any unpaid fee or expenses at the publicly announced prime rate of Citibank, N.A. in New York City from the date such fee or expenses was required to be paid to the date it is paid; provided, however, that the Company shall not pay such costs and expenses of the Purchaser and the Purchaser shall instead pay to the Company the costs and expenses of the Company (including reasonable legal fees and expenses) incurred in connection with such action if the Purchaser’s claim against the Company in such legal action does not prevail.
          (f) The Company acknowledges that the agreements contained in this Section 9.3 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the Purchaser would not have entered into this Agreement.
ARTICLE X
MISCELLANEOUS
          Section 10.1 Amendments, Waivers
          Subject to applicable law, this Agreement may only be amended pursuant to a written agreement executed by all the Parties, and no waiver of compliance with any provision or condition of this Agreement and no consent provided for in this Agreement shall be effective unless evidenced by a written instrument executed by each Party against whom such waiver or consent is to be effective; provided, however, that after adoption of this Agreement by the stockholders of the Company, no amendment or waiver of this Agreement shall be effective that by law requires further approval of the stockholders of the Company unless the required approval is obtained. No waiver of any term or provision of this Agreement shall be construed as a further or continuing waiver of such term or provision or any other term or provision.
          Section 10.2 Entire Agreement
          This Agreement, the Confidentiality Agreement, the Company Disclosure Schedule and the Purchaser Disclosure Schedule to this Agreement constitute the entire agreement of all the Parties and supersedes any and all prior and contemporaneous agreements, memoranda, arrangements and understandings, both written and oral, between the Parties, or either of them, with respect to the subject matter hereof. No representation, warranty, promise, inducement or statement of intention has been made by any Party which is not contained in this Agreement or Schedules to this Agreement and no Party shall be bound by, or be liable for, any alleged representation, promise, inducement or statement of intention not contained herein or therein. All Schedules to this Agreement are expressly made a part of, and incorporated by reference into, this Agreement.
          Section 10.3 Binding Effect; Assignment
          This Agreement shall be binding upon and inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns. No Party to this Agreement may assign its rights or delegate its obligations under this Agreement, whether by operation of law or otherwise, to any other Person without the express prior written consent of the other Parties hereto; provided that Merger Sub may assign its rights under this Agreement to another subsidiary or Affiliate of Purchaser. Any such assignment or transfer made without the prior written consent of the other Parties hereto shall be null and void.

          Section 10.4 Headings; Certain Construction Rules
          The Article, Section and paragraph headings and the table of contents contained in this Agreement are for reference purposes only and do not form a part of this Agreement and do not in any way modify, interpret or construe the intentions of the Parties. As used in this Agreement, unless otherwise provided to the contrary, (a) all references to days or months shall be deemed references to calendar days or months and (b) any reference to a “Section” or “Article” shall be deemed to refer to a section or article of this Agreement or a schedule to this Agreement. The words “hereof,” “herein” and “hereunder” and words of similar import referring to this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” Unless otherwise specifically provided for herein, the term “or” shall not be deemed to be exclusive.
          Section 10.5 Notices
          All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given to a Party if delivered in person or sent by overnight delivery (providing proof of delivery) to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice) on the date of delivery, or if by facsimile, upon confirmation of receipt:

If to the Purchaser or Merger Sub	DirecTV, Inc. 1211 Avenue of the Americas
New York, NY 10036
Attention: J. William Little
Telephone: 212-462-5037
Telecopier: 212-462-5083

With a copy (which shall not constitute notice) to:	O’Melveny & Myers LLP 400 South Hope St.
Los Angeles, CA 90071
Attention: John A. Laco, Esq. and Christine Tam, Esq.
Telephone: 213-430-6544 and 213-430-6499
Telecopier: 213-430-6407

If to the Company:	180 Connect Inc.
6501 East Belleview Ave.
Suite 500
Englewood, CO 80111
Attention: Peter Giacalone
Telephone: 303-395-6084
Telecopier: 888-628-7909

With a copy (which shall not constitute notice) to:	McDermott, Will & Emery, LLP 340 Madison Ave. New York, NY 10173
Attention: Mark S. Selinger, Esq.
Telephone: 212-547-5438
Telecopier: 212-547-5444
          Section 10.6 Governing Law
          This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without giving effect to the conflicts of law provisions thereof. Each of the Parties hereto irrevocably and unconditionally agrees to be subject to, and hereby consents and submits to, the jurisdiction of federal and state courts in the State of Delaware for the purposes of any suit, action or other proceeding arising out of this Agreement or any of the transactions contemplated hereby.
          Section 10.7 Further Actions
          At any time and from time to time after the Closing, each Party hereto shall, at its own expense (except as otherwise provided herein), take such actions and execute and deliver such documents as may be reasonably necessary to effectuate the purposes of this Agreement.
          Section 10.8 Gender, Tense, Etc.
          Where the context or construction requires, all words applied in the plural shall be deemed to have been used in the singular, and vice versa; the masculine shall include the feminine and neuter, and vice versa; and the present tense shall include the past and future tense, and vice versa.
          Section 10.9 Severability
          If any provision or any part of any provision of this Agreement shall be void or unenforceable for any reason whatsoever, then such provision shall be stricken and of no force and effect. However, unless such stricken provision goes to the essence of the consideration bargained for by a Party, the remaining provisions of this Agreement shall continue in full force and effect and, to the extent required, shall be modified to preserve their validity. Upon such determination that any term or other provision or any part of any provision is void or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

          Section 10.10 No Third Party Rights
          Other than Section 5.9, which is intended to benefit the Indemnified Parties, nothing in this Agreement, whether express or implied, is intended to or shall confer any rights, benefits or remedies under or by reason of this Agreement on any Persons other than the Parties and their respective successors and permitted assigns, except to the extent necessary to enforce the provisions of Section 5.9, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third Persons to any Party, nor shall any provisions give any third Persons any right or subrogation over or action against any Party.
          Section 10.11 Non-Survival
          None of the representations, warranties, covenants and other agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for those covenants, agreements and other provisions contained in this Agreement that by their terms continue to apply or are to be performed in whole or in part after the Effective Time.
          Section 10.12 Counterparts
          To facilitate execution, this Agreement may be executed in any number of counterparts (including by facsimile transmission), each of which shall be deemed to be an original, but all of which together shall constitute one binding agreement on the Parties, notwithstanding that not all Parties are signatories to the same counterpart.
          Section 10.13 Specific Performance
          The Parties agree that irreparable damage would occur in the event any of the provisions of this Agreement were not performed in accordance with the terms hereof and that the Parties are entitled to specific performance of the terms hereof in addition to any other remedies at law or in equity.
          Section 10.14 Waiver of Jury Trial
          Each Party waives any right to a trial by jury in any Action to enforce or defend any right under this Agreement or any amendment, instrument, document or agreement delivered, or which in the future may be delivered, in connection with this Agreement and agrees that any Action shall be tried before a court and not before a jury.
[Signatures on following page.]

          IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

DIRECTV ENTERPRISES, LLC
By:	/s/ J. William Little
	Name:	J. William Little
	Title:	Senior Vice President

DTV HSP MERGER SUB, INC.
By:	/s/ J. William Little
	Name:	J. William Little
	Title:	Senior Vice President

180 CONNECT INC.
By:	/s/ Peter Giacalone
	Name:	Peter Giacalone
	Title:	Chief Executive Officer

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